EXHIBIT 10.2

CREDIT AGREEMENT

among

KNOLL, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Co-Documentation Agents,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent,

UBS AG, STAMFORD BRANCH,

as Administrative Agent,

and

UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of September 30, 2004

i

ARTICLE VII EVENTS OF DEFAULT		76

ARTICLE VIII THE AGENTS		79
SECTION 8.1.	Appointment	79
SECTION 8.2.	Delegation of Duties	79
SECTION 8.3.	Exculpatory Provisions	79
SECTION 8.4.	Reliance by Administrative Agent	80
SECTION 8.5.	Notice of Default	80
SECTION 8.6.	Non-Reliance on Agents and Other Lenders	80
SECTION 8.7.	Indemnification	81
SECTION 8.8.	Agent in Its Individual Capacity	81
SECTION 8.9.	Successor Administrative Agent	81
SECTION 8.10.	Co-Documentation Agents and Syndication Agent	82

ARTICLE IX MISCELLANEOUS		82
SECTION 9.1.	Notices	82
SECTION 9.2.	Survival of Agreement	82
SECTION 9.3.	Binding Effect	83
SECTION 9.4.	Successors and Assigns	83
SECTION 9.5.	Expenses; Indemnity	85
SECTION 9.6.	Right of Setoff	87
SECTION 9.7.	Applicable Law	87
SECTION 9.8.	Waivers; Amendment	87
SECTION 9.9.	Interest Rate Limitation	88
SECTION 9.10.	Entire Agreement	89
SECTION 9.11.	WAIVER OF JURY TRIAL	89
SECTION 9.12.	Severability	89
SECTION 9.13.	Counterparts	89
SECTION 9.14.	Headings	89
SECTION 9.15.	Jurisdiction; Consent to Service of Process	89
SECTION 9.16.	Confidentiality	90
SECTION 9.17.	USA Patriot Act	90
SECTION 9.18.	Releases of Guarantees and Liens	91

Schedules

Schedule 1.1(a)	Guarantors
Schedule 1.1(b)	Mortgaged Properties
Schedule 1.1(c)	Asset Sale Dispositions
Schedule 2.1	Lenders and Commitments
Schedule 3.1	Good Standing of Certain Foreign Subsidiaries
Schedule 3.2	Authorizations
Schedule 3.4	Governmental Approvals
Schedule 3.5(a)	Material Liabilities Not Reflected in Balance Sheet
Schedule 3.8	Subsidiaries
Schedule 3.18	Insurance
Schedule 3.19(a)	Filing Offices
Schedule 3.19(c)	Mortgage Filing Offices
Schedule 3.20(a)	Owned Property
Schedule 3.20(b)	Leased Property
Schedule 4.2(a)	Other Local Counsel

Schedule 6.1	Outstanding Indebtedness on Closing Date
Schedule 6.2	Liens Existing on Closing Date
Schedule 6.4	Existing Investments

Exhibits

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Guarantee and Collateral Agreement
EXHIBIT D	Form of L/C Request
EXHIBIT E	Form of Interest Election Request
EXHIBIT F	Form of Mortgage
EXHIBIT G	Form of Opinion of Willkie Farr & Gallagher LLP

CREDIT AGREEMENT (this “Agreement”), dated as of September 30, 2004, among KNOLL, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P.,, as co-documentation agents (collectively, the “Co-Documentation Agents”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), UBS AG, STAMFORD BRANCH, as administrative agent, and UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners (collectively, the “Arrangers”).

W I T N E S S E T H:

The parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2004 Dividend” shall mean a dividend in an amount not to exceed $71,500,000 to be paid to the Permitted Investors with proceeds of the Term Loans within 45 days of the Closing Date (or within such longer period as may be agreed to by the Administrative Agent).

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired CapEx Amount” shall have the meaning assigned to such term in Section 6.10(a).

“Acquired Entity” shall have the meaning assigned to such term in Section 6.4(g).

“Administrative Agent” shall mean UBS AG, Stamford Branch, together with its affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Advisors” shall have the meaning assigned to such term in Section 9.5(a).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the collective reference to the Syndication Agent, the Co-Documentation Agents and the Administrative Agent.

“Aggregate Revolving Credit Exposure” shall mean the aggregate amount of the Lenders’ Revolving Credit Exposures.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by UBS AG, Stamford

Branch, at its office in Stamford, Connecticut (the Prime Rate not being intended to be the lowest rate of interest charged by UBS AG, Stamford Branch, in connection with extensions of credit to debtors). Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 6.14(a).

“Applicable Percentage” shall mean, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable percentage set forth below under the caption “Eurodollar Spread-Term Loans”, “ABR Spread-Term Loans”, “Eurodollar Spread-Revolving Loans and Swingline Loans” or “ABR Spread-Revolving Loans and Swingline Loans”, as the case may be:

Eurodollar Spread-Term Loans	ABR Spread- Term Loans	Eurodollar Spread- Revolving Loans and Swingline Loans	ABR Spread- Revolving Loans and Swingline Loans
3.00%	2.00%	2.50%	1.50%

; provided, that on and after the first Adjustment Date (as defined in the definition of “Pricing Grid”) occurring after March 31, 2005, the Applicable Percentage with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Approved Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise but excluding investments permitted by Section 6.4) by the Borrower or any of the Subsidiaries to any person other than the Borrower or any Guarantor of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares or the sale by any person of Equity Interests of such person) or (b) any other assets of the Borrower or any of the Subsidiaries (other than (i) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, (ii) dispositions between or among the Borrower and Domestic Subsidiaries, (iii) dispositions listed on Schedule 1.1(c) hereto; (iv) dispositions between or among Foreign Subsidiaries; and (v) dispositions of assets from any Loan Party to any Foreign Subsidiary if the disposition is treated as an Investment in the Foreign Subsidiary and such Investment is permitted by Section 6.4.

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.15.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by the Borrower and its consolidated Subsidiaries during such period, but excluding in each case (i) any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation, (ii) any such expenditure made as the purchase price of any Permitted Acquisition, (iii) capital expenditures relating to the construction or acquisition of any property that has been transferred to a person (other than the Borrower or any Subsidiary) pursuant to a sale-leaseback transaction permitted under Section 6.3, (iv) interest capitalized during such period, (v) the purchase price of equipment that is purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment traded in at the time of such purchase and (y) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (vi) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of the such price is reduced by the credit granted by the seller of such equipment for the equipment being traded at such time or (vii) any capital expenditures made with Net Cash Proceeds received from an Asset Sale.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any of its Subsidiaries to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Change in Control” shall mean any of the following events:

(a) prior to the Initial Public Offering, the Permitted Investors shall fail to beneficially own, directly, Equity Interests in the Borrower representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(b) after the Initial Public Offering, any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Investors becomes, directly or indirectly, the beneficial owner of Equity Interests in the Borrower representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower and the percentage of aggregate voting power owned by such “person” or “group” exceeds the percentage of ordinary voting power owned by the Permitted Investors;

(c) at any time, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by persons who were neither nominated by the board of directors of the Borrower nor appointed by directors so nominated; or

(d) the occurrence of any change in control or similar event (however denominated) with respect to the Borrower under and as defined in any indenture or agreement in respect of Material Indebtedness to which the Borrower or a Subsidiary is a party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.9.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Other Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Incremental Revolving Credit Commitment, a Term Loan Commitment, an Incremental Term Loan Commitment or a Swingline Commitment.

“Closing Date” shall mean September 30, 2004.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” shall mean all the “Collateral” as defined in any Security Document, and shall include the Mortgaged Properties.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.5(a).

“Commitment Fee Rate” shall initially mean 0.50%; provided, that on and after the first Adjustment Date (as defined in the definition of “Pricing Grid”) occurring after March 31, 2005, the Commitment Fee Rate will be determined pursuant to the Pricing Grid.

“Completion of the Primary Syndication” shall mean the date on which the Administrative Agent delivers notice to the Borrower that the primary syndication of the Loans and Commitments is complete (which notice shall be delivered upon such completion promptly after written request by the Borrower).

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.14, 2.15, 2.19 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated September, 2004.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) all income tax expense (including, without limitation, income tax expense of consolidated Foreign Subsidiaries) and foreign withholding tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any non-recurring fees, cash charges and other cash expenses made or incurred in connection with the Transactions that are paid or otherwise accounted for within 180 days of the consummation of the Transactions, (v) any extraordinary losses, (vi) (A) facilities relocation or closing costs, (B) non-recurring restructuring costs and (C) integration costs and fees, including cash severance costs, in connection with Permitted Acquisitions, in each case incurred during such period and payable in cash, in an aggregate amount under this clause (vi) not to exceed $10,000,000, (vii) amortization and impairment charges resulting from purchase accounting adjustments (including inventory step-up adjustments recognized in costs of sales and write-offs of in-process research and development costs), (viii) any non-cash compensation charges and deferred compensation charges, including arising from stock options, taken during such period, (ix) any other non-cash charges (other than the write-down of current assets), impairments and expenses for such period (including amortization of loan acquisition costs and unrealized gains and losses on Hedging Agreements and gains and losses on foreign exchange (including in respect of intercompany notes)) and (x) fees, cash charges and other cash expenses made or incurred in connection with equity or debt financings and amendments and waivers thereto, minus (b) without duplication (i) all cash payments made during such period on account of non-cash charges added to Consolidated Net Income pursuant to clauses (a)(viii) or (ix) above in such period or in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all non-cash items of income (other than normal accruals in the ordinary course of business) for such period, all determined on a consolidated basis in accordance with GAAP. Notwithstanding the foregoing, for purposes of this Agreement, Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter ending March 31, 2004, shall be deemed to be $17,400,000 and for the fiscal quarter ending June 30, 2004, shall be deemed to be $24,700,000.

“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations), net of cash interest income of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined (a) by excluding non-cash interest expense and amortization of deferred financing costs and original issue discount and (b) after giving effect to any net payments made or received by the Borrower or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such person’s assets are acquired by the Borrower or any Subsidiary, (c) the income of any person in which any other person (other than the Borrower or a wholly owned Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a wholly owned Subsidiary by such person during such period, (d) any gains or losses attributable to sales of assets out of the ordinary course of business in excess of $2,500,000 and (e) gains and losses, realized or unrealized, relating to fluctuations in currency values. Notwithstanding anything set forth in clause (a) above to the contrary, a Foreign Subsidiary may agree to restrict its ability to declare dividends or similar distributions without excluding the net income of such Foreign Subsidiary from Consolidated Net Income so long as (a) the agreement that restricts such ability relates to Indebtedness of such Foreign Subsidiary described in Section 6.1(l) or Section 6.1(o), (b) the proceeds thereof are used, directly or indirectly through intercompany transfers, to prepay the Loans and (c) the net income of such Foreign Subsidiary, together with the net income of each other Foreign Subsidiary subject to a similar restriction, does not exceed 10% of Consolidated Net Income.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Credit Event” shall have the meaning assigned to such term in Section 4.1.

“Cure Amount” shall have the meaning assigned to such term in Article VII.

“Cure Right” shall have the meaning assigned to such term in Article VII.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash, deferred income taxes and Permitted Investments) of the Borrower and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of the Borrower and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding Revolving Loans and Swingline Loans.

“De Minimis Holders” shall mean, with respect to any wholly owned Subsidiary, holders of directors’ qualifying shares and other de minimis ownership interests required to be owned under foreign law by local residents.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of the Term Loans, Revolving Loans, participations in L/C Exposure or participations in Swingline Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disqualified Preferred Stock” shall have the meaning given to it in the definition of “Indebtedness”.

“Dollar Equivalent” shall mean on any date of determination, with respect to any amount hereunder denominated in any currency other than Dollars, the amount of Dollars that may be purchased with such amount of such currency at the exchange rate (determined in accordance with Section 1.5) with respect to such currency on such date.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia. If a Foreign Subsidiary becomes a Guarantor and complies with the provisions of Section 5.9 as to collateral, the Borrower may elect by written notice to the Administrative Agent to treat such Subsidiary as a Domestic Subsidiary for purposes of the Loan Documents; provided, that the Administrative Agent concludes, in its reasonable discretion, that the Lenders would have substantially the same rights against such Subsidiary pursuant to the Security Documents under the law of the relevant foreign jurisdiction as the Lenders would have if such Subsidiary were organized in the United States of America.

“Embargoed Person” shall have the meaning assigned to such term in Section 6.15.

“Environmental Laws” shall mean all Federal, state, provincial, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives having the force of law and orders (including consent orders), in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed, or for which an indemnity is granted, with respect to any of the foregoing.

“Environmental Permits” shall mean any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to any Environmental Law.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower, any of the Subsidiaries or any ERISA Affiliate is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary or ERISA Affiliate could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any ERISA Affiliate.

“Eurocurrency Reserve Requirements” shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Base Rate” shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the relevant page of the Telerate screen as of 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Telerate screen, the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying Eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in Dollars at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market where its relevant Eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, for any fiscal year of the Borrower, the excess of (a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year and (ii) reductions to noncash working capital of the Borrower and the Subsidiaries for such fiscal year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year) over (b) the sum, without duplication, of (i) all income tax expense (including, without limitation, income tax expense of consolidated Foreign Subsidiaries) and cash foreign withholding tax expense for such period, (ii) Consolidated Interest Expense for such fiscal year payable in cash, (iii) Capital Expenditures made in cash in accordance with Section 6.10 and cash expenditures in connection with Permitted Acquisitions during such fiscal year, in each case except to the extent financed with the proceeds of Indebtedness, equity issuances or other proceeds that would not be included in Consolidated EBITDA for such fiscal year, (iv) permanent repayments of Indebtedness (other than mandatory prepayments of Loans under Section 2.13), including the principal component of Capitalized Lease Obligations and Synthetic Lease Obligations, made by the Borrower and the Subsidiaries during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Indebtedness, (v) additions to noncash working capital for such fiscal year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such fiscal year), (vi) proceeds received by the Loan Parties during such fiscal year from insurance claims with respect to casualty events, business interruption or product recalls which reimburse prior business expenses, (vii) management fees for such fiscal year permitted to be paid under Section 6.6(a)(iii), (viii) cash indemnity payments received during such fiscal year pursuant to indemnification provisions in any agreement in connection with any Permitted Acquisition or any other investment permitted hereunder (or in any similar agreement related to any other acquisition consummated prior to the Closing Date), (ix) Restricted Payments made in such fiscal year to persons other than the Borrower or any Subsidiary to the extent such Restricted Payments are permitted under Section 6.6(a)(ii), (iv), (v), (vii) and (viii), (x) letter of credit fees paid in such fiscal year, (xi) all extraordinary cash charges for such fiscal year, (xii) cash payments made in satisfaction of current liabilities during such fiscal year, (xiii) to the extent included in determining Consolidated EBITDA, non-recurring cash charges for such fiscal year, (xiv) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, losses from discontinued operations for such fiscal year, (xv) cash expenditures made in respect of Hedging Agreements during such fiscal year to the extent not reflected in the computation of Consolidated EBITDA and (xvi) to the extent not deducted from Consolidated Net Income in determining Consolidated EBITDA, cash payments for employment benefits made during such fiscal year. For purposes of computation of Excess Cash Flow, Consolidated EBITDA shall be computed by excluding (A) items (iv), (v) and (vi) of clause (a) of the definition of Consolidated EBITDA to the extent such items are paid in cash during such fiscal year, (B) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, reserves deemed appropriate by the Borrower for Environmental Liabilities for such fiscal year, (C) without duplication of clause (b)(xvi) above and to the extent added to Consolidated Net Income in determining Consolidated EBITDA, employment benefits for such fiscal year and (D) to the extent added to Consolidated Net Income in determining Consolidated EBITDA, working capital changes resulting from purchase accounting for such fiscal year.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(a)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.19(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Executive Order” shall mean have the meaning assigned to such term in Section 3.24.

“Existing Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October 29, 1999, among the Borrower, each of the subsidiaries of the Borrower party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, as such agreement may be amended, supplemented or otherwise modified from time to time prior to the date hereof.

“Facility” shall mean each of (a) the Initial Term Loan Commitments and the Term Loans made thereunder, (b) the Incremental Term Loan Commitments and the Incremental Term Loans made thereunder, (c) the Revolving Credit Commitments and the extensions of credit made thereunder and (d) Incremental Revolving Credit Commitments and the extensions of credit made thereunder.

“Facility Fees” shall have the meaning assigned to such term in Section 2.5(b).

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by UBS AG, Stamford Branch, from three federal funds brokers of recognized standing selected by it.

“Fee Payment Date” shall mean (a) the third Business Day following the last day of each March, June, September and December and (b) the Revolving Credit Maturity Date.

“Fees” shall mean the Commitment Fees, the Facility Fees, the L/C Participation Fees, the Issuing Bank Fees and any other fees payable by a Loan Party pursuant to a fee agreement entered into with the Administrative Agent or any other Lender.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, Treasurer or Controller of such person.

“Financial Performance Covenant” shall have the meaning assigned to such term in Article VII.

“Foreign Asset Control Regulations” shall mean have the meaning assigned to such term in Section 3.24.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” shall mean, as to any person, all Indebtedness of such person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office” shall mean the office of the Administrative Agent specified in Section 9.1 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Group Members” shall mean the collective reference to the Borrower and the Subsidiaries.

“GSA Transaction” shall mean the transactions and legal arrangements included in (a) the Purchase and Assignment Agreement dated as of November 7, 1997 by and between General Electric Capital Corporation (d/b/a Potomac Federal) and the Borrower, as modified, supplemented and amended from time to time (with the reasonable consent of the Administrative Agent if such modification, supplement or amendment (i) changes the nature or character of the arrangement or (ii) contains any material increase in the burden of the Borrower or its Subsidiaries under the arrangement), and (b) any other agreement between the Borrower or its Subsidiaries and other parties approved by the Administrative Agent (such approval not to be unreasonably withheld) providing comparable arrangements with the United States government.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit C.

“Guarantor” shall mean each Subsidiary listed on Schedule 1.1(a), and each other Subsidiary that is or becomes a party to the Guarantee and Collateral Agreement.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, radioactive materials, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, contaminant, pollutant, substance or waste of any kind that is prohibited, limited or regulated by or pursuant to, or that could give rise to liability under, any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.24, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Credit Lender” shall mean a Lender with an Incremental Revolving Credit Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan Assumption Agreement” shall mean an Incremental Revolving Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Revolving Credit Lenders.

“Incremental Revolving Loans” shall mean Revolving Loans made by one or more Lenders to the Borrower pursuant to Section 2.24.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $100,000,000 over (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.23.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of the Incremental Term Loans, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.23. Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (it being understood that, unless such person shall have assumed such obligations, the amount of such Indebtedness shall be the lesser of (x) the fair market value of the property securing such Indebtedness and (y) the stated principal amount of such Indebtedness), (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all outstanding reimbursement obligations of such person as an account party in respect of letters of credit, (i) all obligations of such person in respect of bankers’ acceptances, (j) all obligations of such person under or in respect of Hedging Agreements and (k) the liquidation value of all redeemable preferred Equity Interests of such person, to the extent mandatorily redeemable in cash (other than as a result of a change of control if the documentation regarding such preferred Equity Interests provides for no payment unless, prior to any such payment, all Loans and other Obligations under this Agreement and the other Loan Documents are paid in full in cash or the Lenders consent to such payment) on or prior to the Term Loan Maturity Date (“Disqualified Preferred Stock”). For purposes of determining the amount of Indebtedness of any person under clause (j) of the preceding sentence, the amount of the obligations of such person in respect of any Hedging Agreement at any time shall be zero prior to the time any counterparty to such Hedging Agreement shall be entitled to terminate such Hedging Agreement and, thereafter, shall be the maximum aggregate amount (giving effect to any netting agreements) that such person would be required to pay if such Hedging Agreement were terminated at such time. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner only to the extent such person is liable therefor by contract, as a matter of law or otherwise, and shall not include any Indebtedness of such partnership that is expressly non-recourse to such person. For clarification purposes, the liability of the Borrower or any Guarantor to make any periodic payments to licensors in consideration for the license of Patents and technical information under license agreements and any amount payable in respect of a settlement of disputes with respect to such payments thereunder, shall not constitute Indebtedness. Notwithstanding any other provision of this Agreement to the contrary, (i) the term “Indebtedness” shall not be deemed to include (a) any earn-out obligation until such obligation becomes a liability on the balance sheet of the applicable person, (b) any deferred compensation arrangements, (c) any non compete or consulting obligations incurred in connection with Permitted Acquisitions, (d) “teaming agreements” pursuant to which the Borrower or any Subsidiary agrees with another supplier of services to provide services (including the sale of inventory) to a third person and pursuant to such agreement shall be responsible to the third person for the performance of the obligations of such other supplier, (e) warranty claims, (f) product guarantees, guarantees (including performance guarantees or bonds) by a person of obligations not constituting Indebtedness of the Borrower or any Subsidiary, (g) obligations under joint development agreements pursuant to which the Borrower or any Subsidiary agrees to develop a product and (ii) the amount of Indebtedness for which recourse is limited either to a specified amount or to an identified asset of such person shall be deemed to be equal to such specified amount or the fair market value of such identified asset, as the case may be, and (h) obligations under any GSA Transaction.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Initial Public Offering” shall mean an underwritten primary or secondary public offering of common stock of the Borrower pursuant to a registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended.

“Initial Revolving Credit Commitment” shall mean, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Initial Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender assumed its Initial Term Loan Commitment, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.9 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4. The original aggregate amount of the Initial Term Loan Commitments is $425,000,000.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.7(d).

“Interest Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.10(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) as to any ABR Loan (other than any Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” shall mean, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Request or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Credit Maturity Date or beyond the date final payment is due on the Term Loans, as the case may be; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as the issuer of Letters of Credit hereunder, and (b) any other Lender that may become an Issuing Bank pursuant to Section 2.22(i) or 2.22(k), with respect to Letters of Credit issued by such Lender. The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.5(c).

“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.22. The amount of the L/C Commitment shall initially be $15,000,000, but shall in no event exceed the Total Revolving Credit Commitment.

“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.5(c).

“L/C Request” shall mean a request by Borrower in accordance with the terms of Section 2.22(b) and substantially in the form of Exhibit D, or such other form as shall be approved by the Administrative Agent.

“L/C Sub-Account” shall have the meaning assigned to such term in Section 2.22(j).

“Lenders” shall mean (a) the persons listed on Schedule 2.1 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption) and (b) any person that has become a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.22.

“Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Revolving Credit Maturity Date unless prior to such time the Borrower deposits in the L/C Sub-Account an amount equal to 105% of the face amount of all Letters of Credit expiring after the fifteenth day prior to the Revolving Credit Maturity Date, in which case the expiry date of such Letters of Credit shall be no later than the first anniversary of the Revolving Credit Maturity Date.

“Leverage Ratio” shall mean, on any date, the ratio of the total Indebtedness of the Borrower and the Subsidiaries on a consolidated basis on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Security Documents, any Notes, the Syndication Letter and any fee letters entered into between any Loan Party and any Agent or any Lender and each Incremental Term Loan Assumption Agreement and Incremental Revolving Loan Assumption Agreement.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Loans” shall mean the Revolving Loans, the Term Loans and the Swingline Loans.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000.

“Material Subsidiary” shall mean, at any time, any Subsidiary which at such time shall be a “significant subsidiary” of the Borrower within the meaning of Regulation S-X of the SEC as in effect on the date hereof; provided, that the Borrower agrees that the Borrower and its Material Subsidiaries shall at all times have assets during the term of this Agreement constituting at least 90% of the Borrower’s consolidated total assets; provided, further, that each Subsidiary which owns any Intellectual Property (other than Intellectual Property with an aggregate fair market value of less than $1,500,000) shall be deemed to be a Material Subsidiary hereunder.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.9.

“Mortgaged Properties” shall mean (i) the real properties owned in fee by the Loan Parties specified on Schedule 1.1(b) and (ii) each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.9.

“Mortgages” shall mean the mortgages, deeds of trust, leasehold mortgages, assignments of leases and rents, modifications and other security documents delivered pursuant to clause (i) of Section 4.2(h) or pursuant to Section 5.9, substantially in the form of Exhibit F, with such modifications as the Administrative Agent deems appropriate.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale or Recovery Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable broker’s and investment banking fees or commissions, legal, environmental assessment, appraisal and consultant’s fees, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against (A) any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale and (B) any liabilities associated with such asset or assets and retained by the Borrower or any of its Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities, Environmental Liabilities and liabilities related to or against any indemnification obligations associated with such transaction (provided, that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale or the asset relating to such Recovery Event, as applicable, and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any issuance or disposition of Indebtedness, the cash proceeds thereof, net of all taxes and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses) incurred in connection therewith.

“Note” shall have the meaning assigned to such term in Section 2.4(e).

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans (including the Incremental Term Loans) and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Hedging Agreements, any affiliate of any Lender) or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedging Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“OID” shall have the meaning assigned to such term in Section 2.23(b).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Participant” shall have the meaning assigned to such term in Section 9.4(f).

“Patents” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Patriot Act” shall have the meaning assigned to such term in Section 9.17.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate in the form attached to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.4(g).

“Permitted Cure Securities” shall have the meaning assigned to such term in Article VII.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America) or, in the case of a Foreign Subsidiary, marketable direct obligations issued by or unconditionally guaranteed by the government of the country of such Foreign Subsidiary or backed by the full faith and credit of the government of the country of such Foreign Subsidiary, in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc. or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments;

(c) investments in certificates of deposit, Eurodollar deposits, overnight bank deposits or banker’s acceptances, demand deposits and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any Lender or any other commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 or issued by or offered by a bank organized under the laws of any foreign country recognized by the United States the long-term debt of which is rated at least “A” or the equivalent by S&P or “A” or the equivalent thereof by Moody’s having at the date of acquisition thereof combined capital and surplus of not less than $500,000,000 or the foreign currency equivalent thereof;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) investments in marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above;

(g) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and

(h) solely with respect to any Foreign Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within twelve (12) months of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank.

“Permitted Investors” shall mean (a) the Sponsor, (b) the other holders of Equity Interests in the Borrower on the Closing Date and (c) the directors, executive officers and other management employees of the Borrower on the Closing Date.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid” shall mean the table set forth below.

Leverage Ratio	Eurodollar Spread- Revolving Loans and Swingline Loans	ABR Spread- Revolving Loans and Swingline Loans	Commitment Fee Rate
Category 1
Greater than 3.50 to 1.00	2.50%	1.50%	0.50%

Category 2
Greater than 3.00 to 1.00, but less than or equal to 3.50 to 1.00	2.25%	1.25%	0.50%

Category 3
Less than or equal to 3.00 to 1.00	2.00%	1.00%	0.375%

Each change in the Applicable Percentage or the Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective on and after the date (the “Adjustment Date”) of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.4(a) or (b) and Section 5.4(c), respectively, indicating such change, and until the date immediately preceding the next date of delivery of such financial statements and certificates indicating another such change. Each change shall be effective with respect to all then outstanding Loans and Letters of Credit, subject to the provisions of Section 2.7. Notwithstanding the foregoing, until the Borrower shall have delivered the financial statements and certificates required by Section 5.4(b) and Section 5.4(d), respectively, for the fiscal period ended on or about March 31, 2005, the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage and the Commitment Fee Rate. In addition, (a) at any time during which the Borrower has failed to deliver the financial statements and certificates required by Section 5.4(a) or (b) and Section 5.4(c), respectively, or (b) at any time after the occurrence and during the continuance of an Event of Default, the Administrative Agent or the Required Lenders may require that the Leverage Ratio shall be deemed to be in Category 1 for purposes of determining the Applicable Percentage and the Commitment Fee Rate.

“Pro Forma Basis” shall mean, with respect to compliance with any test or covenant hereunder, compliance with such covenant or test after giving effect to any proposed Permitted Acquisition or Asset Sale (including pro forma adjustments arising out of events which are directly attributable to the proposed Permitted Acquisition or Asset Sale, are factually supportable and are expected to have a continuing impact, in each case as reasonably determined by the Borrower and as certified by a Financial Officer of the Borrower and approved by the Administrative Agent) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold or to be acquired or sold and the consolidated financial statements of the Borrower and its Subsidiaries which shall be reformulated as if such Permitted Acquisitions or Asset Sale, and all other Permitted Acquisitions or Asset Sales that have been consummated during the period, and any Indebtedness or other liabilities incurred or repaid in connection with any such Permitted Acquisitions or Asset Sale had been consummated and incurred or repaid at the beginning of such period (and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided, that, in connection with any Permitted

Acquisition, the Borrower shall be permitted to assume cost savings certified by a Responsible Officer of the Borrower and expected to be achieved within a twelve-month period following the closing of such Permitted Acquisition if the consolidated balance sheet of such acquired person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (x) have been previously provided to the Administrative Agent and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by the Administrative Agent. For purposes of determining compliance with the covenants set forth in Sections 6.11 and 6.12 (and the computations made for purposes of determining the Applicable Percentage), all calculations shall be made on a Pro Forma Basis after giving effect to the Transactions, (subject, in the case of the Transactions, to the limitations contained in clause (a)(iv) of the definition of Consolidated EBITDA).

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower shall be in pro forma compliance with the covenants set forth in Sections 6.11 and 6.12 as of the date of such determination or the last day of the most recent fiscal quarter-end, as the case may be (computed on the basis of (a) balance sheet amounts as of such date and (b) income statement amounts for the most recently completed period of four consecutive fiscal quarters for which financial statements shall have been delivered to the Administrative Agent and calculated on a Pro Forma Basis in respect of the event giving rise to such determination).

“Pro Rata Percentage” shall mean, of any Revolving Credit Lender at any time, the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party.

“Register” shall have the meaning assigned to such term in Section 9.4(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 2.22(e) for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: shall mean, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied initially to prepay outstanding Term Loans pursuant to Section 2.13(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: shall mean any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: shall mean a written notice executed by an authorized officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to (a) acquire or repair productive assets used or useful in the business of the Borrower or any of its Subsidiaries or (b) make a Capital Expenditure.

“Reinvestment Prepayment Amount”: shall mean, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date (or committed to be expended prior to the relevant Reinvestment Prepayment Date so long as such amounts are actually expended within 90 days after such Reinvestment Prepayment Date) to (a) acquire or repair productive assets used or useful in the business of the Borrower or any of its Subsidiaries or (b) make a Capital Expenditure.

“Reinvestment Prepayment Date”: shall mean, with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event (unless, prior to such date, a binding contract has been entered into to make the related reinvestment in which case such date shall be extended until the completion or termination of such contract) and (b) the date on which the Borrower shall have delivered a notice to the Administrative Agent stating that it does not intend to (i) acquire or repair productive assets used or useful in the business of the Borrower or any of its Subsidiaries or (ii) make a Capital Expenditure, in each case, with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective controlling persons, trustees, partners, directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within, under, from or upon any building, structure, facility or fixture.

“Release of Collateral Event” shall mean any time that the Borrower simultaneously maintains an investment grade rating on its senior unsecured (non-credit enhanced) debt of at least (a) BBB- from S&P or an equivalent rating from S&P in the event S&P changes its rating system and (b) Baa3 from Moody’s or an equivalent rating from Moody’s in the event Moody’s changes its rating system.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11.

“Required Lenders” shall mean, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the total Revolving Credit Exposure of all Lenders at such time; provided, that the unused Term Loan Commitment, unused Revolving Credit Commitment of, and the portion of the Term Loans and Revolving Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.9(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property, but excluding any payment in Equity Interests (other than Disqualified Preferred Stock) in the Borrower) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property, other than a payment in Equity Interests (other than Disqualified Preferred Stock) in the Borrower), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Credit Commitment” shall mean, as to any Lender, such Lender’s (a) Initial Revolving Credit Commitment and (b) Incremental Revolving Credit Commitment.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure, plus the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Credit Lender” shall mean a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.

“Revolving Credit Maturity Date” shall mean September 30, 2009.

“Revolving Loans” shall mean Incremental Revolving Loans and the revolving loans made by the Lenders to the Borrower pursuant to clause (ii) of Section 2.1.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement and each of the security agreements, mortgages, control agreements, blocked account agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.9.

“Specified Hedging Agreement” shall mean any Hedging Agreement entered into by the Borrower and any Lender or affiliate thereof in respect of interest rates, other than any such Hedging Agreement which states that it is not a Specified Hedging Agreement as defined in this Agreement.

“Sponsor” shall mean Warburg, Pincus Ventures, L.P., Warburg Pincus & Co. and their Affiliates.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or a combination thereof.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.21, as the same may be reduced from time to time pursuant to Section 2.9 or Section 2.21.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Credit Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean UBS Loan Finance LLC, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.21.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Syndication Letter” shall mean the Syndication Letter dated September 1, 2004, among the Borrower, UBS Loan Finance LLC, UBS Securities LLC and the Syndication Agent.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the sum of (a) the obligations of such person to pay rent or other amounts under any Synthetic Lease which are attributable to principal and, without duplication, (b) the amount of any purchase price payment under any Synthetic Lease assuming the lessee exercises the option to purchase the leased property at the end of the lease term.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted Indebtedness of the Borrower or a Subsidiary or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness of the Borrower or a Subsidiary; provided, that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings (including interest, fines, penalties or additions to tax) imposed by any Governmental Authority.

“Term Loan Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to any Lender, such Lender’s (a) Initial Term Loan Commitment and (b) Incremental Term Loan Commitment. The original aggregate amount of the Term Loan Commitments is $425,000,000.

“Term Loan Maturity Date” shall mean September 30, 2011.

“Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to clause (i) of Section 2.1 and, unless the context shall otherwise require, the term “Term Loans” shall include Incremental Term Loans.

“Term Percentage”: as to any Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the principal amount of such Lender’s Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The initial Total Revolving Credit Commitment is $75,000,000.

“Trademarks” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Trading With the Enemy Act” shall have the meaning assigned to such term in Section 3.24.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party and, in the case of the Borrower, the making of the initial Borrowings hereunder, (b) the repayment of all amounts outstanding or due under, and the termination of, the Existing Credit Agreement, (c) the payment of the 2004 Dividend and (d) the payment of related fees and expenses.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurodollar Rate and the Alternate Base Rate.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.7.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares and other de minimis ownership interests required to be owned under foreign law by local residents) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if, before or after any change in GAAP occurs, the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any such change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant (and the computations made for purposes of determining the Applicable Percentage) shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. The Borrower shall not change any material accounting policies that results in a change in the method of calculation of financial covenants, definitions or standards or terms in this Agreement without the consent of the Administrative Agent (such consent not to be unreasonably withheld).

SECTION 1.3. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition or Asset Sale occurs as permitted pursuant to the terms hereof, the Leverage Ratio and the Interest Coverage Ratio shall be calculated with respect to such period and such Permitted Acquisition or Asset Sale on a Pro Forma Basis.

SECTION 1.4. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.5. Currency Equivalents Generally. Any amount specified in Dollars in this Agreement (other than in Articles II, VIII and IX) or any of the other Loan Documents shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the rate of exchange quoted by UBS AG, Stamford Branch, at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York, for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency. The maximum amount of Indebtedness, investments and other threshold amounts that the Borrower and the Subsidiaries may incur under Article VI shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, investments and other threshold amounts solely as a result of fluctuations in the exchange rate of currencies. When calculating capacity for the incurrence of additional Indebtedness, investments and other threshold amounts by the Borrower and any Subsidiary, the exchange rate of currencies shall be measured as of the date of such calculation.

ARTICLE II

The Credits

SECTION 2.1. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, (i) to make a term loan to the Borrower on the Closing Date in a principal amount not to exceed its Initial Term Loan Commitment, and (ii) to make Revolving Loans to the Borrower, at any time and from time to time on or after the date hereof, and until the earlier of the Revolving Credit Maturity Date and the termination of the Revolving Credit Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment. Within the limits set forth in clause (ii) of the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, pay or prepay and reborrow Revolving Loans. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.2. Loans. (a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Swingline Loans and Loans deemed made pursuant to Section 2.22(e)(ii), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) (A) in the case of a Revolving Borrowing, an integral multiple of $1,000,000 and not less than $1,000,000, and (B) in the case of a Term Loan Borrowing or an Incremental Term Loan Borrowing, an integral multiple of $1,000,000 and not less than $5,000,000 (except with respect to any Incremental Term Loan Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) in the case of any Borrowing, equal to the remaining available balance of the applicable Commitments.

(b) Subject to Section 2.8, each Borrowing shall be comprised entirely of Eurodollar Loans or ABR Loans, as the Borrower may request pursuant to Section 2.3. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Swingline Loans and Loans made pursuant to Section 2.22(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Funding Office not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly transfer the amounts so received to the account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such

Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

SECTION 2.3. Borrowing Procedure. In order to request a Borrowing (other than a Swingline Loan or a deemed Borrowing pursuant to Section 2.22(e), as to which this Section 2.3 shall not apply), the Borrower shall hand deliver or fax to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of a proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Loan Borrowing, an Incremental Term Loan Borrowing or a Revolving Credit Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing (provided, that for the 30-day period immediately following the Closing Date, the Borrower shall not be permitted to request a Eurodollar Borrowing for any Eurodollar Loan having an Interest Period greater than one month); (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; and (vi) that the conditions set forth in Sections 4.1(b)-(c) are satisfied on the date of such Borrowing Request; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.2. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.4. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender of Term Loans, the principal amount of each Term Loan of such Lender as provided in Section 2.11, (ii) to the Administrative Agent for the account of each Revolving Credit Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Credit Lender on the Revolving Credit Maturity Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made;

provided, that on each date that a Revolving Credit Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower (each such promissory note, a “Note”). Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a Note, the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.4) be represented by one or more Notes payable to the payee named therein or its registered assigns.

SECTION 2.5. Fees. (a) The Borrower agrees to pay to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December in each year and on each date on which any Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Commitment Fee Rate on the daily unused amount of the Commitments of such Lender during the preceding quarter (or other period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated); provided, that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein. For purposes of calculating Commitment Fees only, no portion of the Revolving Credit Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrower agrees to pay to the Agents and the Lenders, for their respective accounts, the fees set forth in the Syndication Letter at the times and in the amounts specified therein (the “Facility Fees”).

(c) The Borrower agrees to pay (i) to each Revolving Credit Lender, through the Administrative Agent, on each Fee Payment Date a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the date hereof or ending with the Revolving Credit Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Eurodollar Loans pursuant to Section 2.6, and (ii) to the Issuing Bank, for its own account, a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each Fee Payment Date after the issuance date (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(d) All Fees shall be paid in Dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.6. Interest on Loans. (a) Subject to the provisions of Section 2.7, the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.7, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable to the applicable Lenders, through the Administrative Agent, on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Eurodollar Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.7. Default Interest. Any amount (whether of principal, interest, Fees or otherwise) not paid when due hereunder or under any other Loan Document shall bear interest, to the extent permitted by law (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable thereto pursuant to Section 2.6 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.

SECTION 2.8. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to a majority in interest of the Lenders participating or to participate in such Loan of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.3 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.8 shall be conclusive absent manifest error.

SECTION 2.9. Termination and Reduction of Commitments. (a) The Initial Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Credit Commitments, the Swingline Commitment and the L/C Commitment shall automatically terminate on the Revolving Credit Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate at 5:00 p.m., New York City time, on October 31, 2004, if the initial Credit Event shall not have occurred by such time.

(b) Upon at least three Business Days’ prior irrevocable written or fax notice (or telephonic notice promptly confirmed by written notice) to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments or the Revolving Credit Commitments; provided, however, that (i) each partial reduction of the Term Loan Commitments or the Revolving Credit Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Revolving Credit Commitment shall not be reduced to an amount that is less than the Aggregate Revolving Credit Exposure at the time.

(c) Each reduction in the Term Loan Commitments or the Revolving Credit Commitments hereunder shall be made ratably among the Lenders in accordance with their respective applicable Commitments. The Borrower shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of termination of the Commitments of any Class, all accrued and unpaid Commitment Fees relating to such Class to but excluding the date of such termination.

SECTION 2.10. Conversion and Continuation of Borrowings. (a) Each Revolving Credit Borrowing and Borrowing of Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.10. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, the Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.10 shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.10, the Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing or Borrowing of Term Loans of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable.

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided, that for the 30-day period immediately following the Closing Date, no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period other than of one month’s duration.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.

(f) If any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15.

(g) No Borrowing may be converted to, or continued as, a Eurodollar Borrowing at any time that an Event of Default under paragraph (b) or (c) of Article VII shall be continuing.

SECTION 2.11. Repayment of Term Loan Borrowings. (a) The Borrower shall pay to the applicable Lenders, through the Administrative Agent, on the dates set forth below, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.11(c), 2.12, 2.13(e) and 2.23(d)) equal to such Lender’s Term Percentage, multiplied by a percentage of the original aggregate principal amount of the Term Loans as set forth below (together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment):

Repayment Date	Amount
December 31, 2004	0.25%
March 31, 2005	0.25%
June 30, 2005	0.25%
September 30, 2005	0.25%
December 31, 2005	0.25%
March 31, 2006	0.25%
June 30, 2006	0.25%
September 30, 2006	0.25%
December 31, 2006	0.25%
March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%
December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
Term Loan Maturity Date	93.25%

(b) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on each Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.11(c), 2.12 and 2.13(e)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(c) In the event and on each occasion that any Term Loan Commitment (other than any Incremental Term Loan Commitment) shall be reduced or shall expire or terminate other than as a result of the making of a Term Loan, the installments payable on each Repayment Date shall be reduced pro rata by an aggregate amount equal to the amount of such reduction, expiration or termination.

(d) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date and all Incremental Term Loans shall be due and payable on the applicable Incremental Term Loan Maturity Date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(e) All repayments pursuant to this Section 2.11 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.12. Optional Prepayments. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephonic notice promptly confirmed by written notice) in the case of Eurodollar Loans, or written or fax notice (or telephonic notice promptly confirmed by written notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative

Agent before 12:00 (noon), New York City time; provided, however, that each partial prepayment of Loans shall be in an amount that is an integral multiple of $1,000,000.

(b) Optional prepayments of Term Loans shall be allocated ratably between the Term Loans and the Other Term Loans, if any, and shall be applied first, in chronological order to the installments of principal in respect of the Term Loans and Other Term Loans scheduled to be paid within 12 months after such optional prepayment and second, pro rata against the remaining scheduled installments of principal due in respect of the Term Loans and Other Term Loans.

(c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment; provided, however, that in the case of a prepayment of an ABR Revolving Loan or a Swingline Loan that is not made in connection with a termination of the Revolving Credit Commitments, the accrued and unpaid interest on the principal amount prepaid shall be payable on the next scheduled Interest Payment Date with respect to such ABR Revolving Loan or Swingline Loan.

(d) In the event that the Term Loans are prepaid pursuant to Section 2.12(a) on or prior to the first anniversary of the Closing Date with the proceeds of a substantially concurrent issuance or incurrence of term loans under this Agreement, as amended, amended and restated, supplemented, waived or otherwise modified from time to time (excluding a refinancing of the Facilities in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement in connection with such transaction)), such prepayment shall be accompanied by a prepayment fee equal to 1.0% of the aggregate amount of such prepayment if any of the interest rates payable in respect of such term loans is less than the corresponding interest rate that would have been payable in respect of the Term Loans.

SECTION 2.13. Mandatory Prepayments. (a) In the event of any termination of all the Revolving Credit Commitments, the Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit. If as a result of any partial reduction of the Revolving Credit Commitments the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment after giving effect thereto, then the Borrower shall, on the date of such reduction, repay or prepay Revolving Credit Borrowings or Swingline Loans (or a combination thereof) and/or replace outstanding Letters of Credit in an amount sufficient to eliminate such excess.

(b) If on any date any Loan Party shall receive Net Cash Proceeds from any Asset Sales or Recovery Events in an aggregate amount greater than $2,000,000 in any fiscal year of the Borrower then, unless a Reinvestment Notice shall be delivered in respect thereof, all such Net Cash Proceeds shall be applied within five Business Days after such date to prepay outstanding Loans in accordance with Section 2.13(e); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $25,000,000 in any fiscal year of the Borrower and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward such payment.

(c) No later than the earlier of (i) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2005, and (ii) the date on which the financial statements with respect to such period are delivered pursuant to Section 5.4(a), the Borrower shall prepay outstanding Loans in accordance with Section 2.13(e) in an aggregate principal amount equal to 50% of Excess Cash Flow for the fiscal year then ended; provided, however, that in the event the Leverage Ratio at the end of such fiscal year was less than 3.5 to 1.00 and greater than or equal to 3:00 to 1.00 then such amount shall be reduced to 25% of such Excess Cash Flow and in the event the Leverage Ratio at the end of such fiscal year was less than 3.00 to 1.00, no such prepayment shall be required.

(d) In the event that any Loan Party or any subsidiary of a Loan Party shall receive Net Cash Proceeds from the issuance of Disqualified Preferred Stock or the issuance or other disposition of Indebtedness for money borrowed (or any similar transaction evidenced by bonds, debentures, notes or similar instruments) of any Loan Party or any subsidiary of a Loan Party (other than Disqualified Preferred Stock or Indebtedness for money borrowed (or any similar transaction evidenced by bonds, debentures, notes or similar instruments) permitted pursuant to Section 6.1, except for Indebtedness incurred under Section 6.1(p) for which a mandatory prepayment shall be required to the extent such Indebtedness exceeds $25,000,000 at any time), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds by such Loan Party or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Loans in accordance with Section 2.13(e).

(e) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated ratably between the Term Loans and the Other Term Loans, if any, and shall be applied first, in chronological order to the installments of principal in respect of the Term Loans and Other Term Loans scheduled to be paid within 12 months after such mandatory prepayment and second, pro rata against the remaining scheduled installments of principal due in respect of the Term Loans and Other Term Loans under Section 2.11. Upon the prepayment in full of all Term Loans, mandatory prepayments shall be applied to prepay Revolving Loans to the full extent thereof and to permanently reduce the Revolving Credit Commitments by the amount of such prepayment.

(f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three days prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank (except any such reserve requirement which is reflected in the Eurodollar Rate) or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or the Issuing Bank of making or maintaining any Eurodollar Loan or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender or the Issuing Bank to be material, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participations in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be under any obligation to compensate any Lender or the Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period ending prior to the date that is 180 days prior to such request if such Lender or the Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period, but such loss shall not, in any event, include any lost profit or loss of applicable margin. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.16. Pro Rata Treatment. Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees or the L/C Participation Fees, each reduction of the Term Loan Commitments or the Revolving Credit Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans or participations in L/C Disbursements, as applicable). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or L/C Disbursement as a result of which the unpaid portion of its Loans and participations in L/C Disbursements shall be proportionately less than the unpaid portion of the Loans and participations in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid amount of the Loans and L/C Exposure and participations in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Loans and L/C Exposure then outstanding as the amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due and in immediately available funds, without setoff, defense or counterclaim. Each such payment (other than (i) Issuing Bank Fees, which shall be paid directly to the Issuing Bank, and (ii) principal of and interest on Swingline Loans, which shall be paid directly to the Swingline Lender except as otherwise provided in Section 2.21(d)) shall be made to the Administrative Agent at the Funding Office, or at such other location as the Administrative Agent shall notify the Borrower from time to time in accordance with Section 9.1. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other

Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower or any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Loan Party shall make such deductions and (iii) the Borrower or such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than penalties or interest attributable to (i) a failure or delay by the Administrative Agent or such Lender, as applicable, in making such written demand to the Borrower or (ii) the gross negligence or willful misconduct of the Administrative Agent or such Lender, as applicable), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes (and in any event within 30 days of any such payment being due) by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate.

SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.14, (ii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.19, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.4(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, require such Lender or the Issuing Bank to transfer and assign, without recourse, representation or warranty, except as to warranty as to its ownership of the assigned obligations (in accordance with and subject to the restrictions contained in Section 9.4), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Document (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, of the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, and (z) the Borrower or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.14 and Section 2.15); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder.

(b) If (i) any Lender or the Issuing Bank shall request compensation under Section 2.14 or (ii) the Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank, pursuant to Section 2.19, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.

SECTION 2.21. Swingline Loans. (a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time prior to the termination of the Revolving Credit Commitments, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) the Aggregate Revolving Credit Exposure exceeding the Total Revolving Credit Commitment; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loan Borrowing Procedure. To request a Swingline Loan, the Borrower shall deliver, by hand delivery or telecopy, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.22(e), by remittance to the Issuing Bank) by 2:00 p.m., New York City time, on the requested date of such Swingline Loan. The Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Borrowing contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $250,000 and integral multiples of $100,000 above such amount.

(c) Prepayment. The Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(d) Participations. The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided, such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 A.M., New York City time, on the next succeeding Business Day following such notice require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Swingline Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Revolving Credit Lender’s Pro Rata Percentage of such Swingline Loan or Swingline Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever (so long as such payment shall not cause such Lender’s Revolving Credit Exposure to exceed such Lender’s Revolving Credit Commitment). Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.2(c) with respect to Loans made by such Lender (and Section 2.2 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired by the Revolving Credit Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.22. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the Issuing Bank to issue Letters of Credit for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time while the Revolving Credit Commitments remain in effect (provided, that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and the Borrower shall not request the issuance of, any Letter of Credit at any time if after giving effect to such issuance, the L/C Exposure would exceed the L/C Commitment or the Aggregate Revolving Credit Exposure would exceed the Total Revolving Credit Commitment. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) an L/C Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the third Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount thereof;

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of a Subsidiary (provided, that the Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ix) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(x) the nature of the proposed amendment, renewal or extension; and

(xi) such other matters as the Issuing Bank may require.

Subject to the last sentence of Section 2.22(a), if requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the L/C Exposure shall not exceed the L/C Commitment and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Total Revolving Credit Commitment. Unless the Issuing Bank shall agree otherwise, no Letter of Credit shall be in an initial amount less than $100,000.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Credit Lender’s Pro Rata Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.22(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such L/C Disbursement by paying to the Issuing Bank an amount equal to such L/C Disbursement not later than 2:00 p.m., New York City time, on the date that such L/C Disbursement is made if the Borrower shall have received notice of such L/C Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New

York City time, on the Business Day immediately following the day that the Borrower receives such notice.

(ii) If the Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Credit Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Pro Rata Percentage thereof. Each Revolving Credit Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 3:00 p.m., New York City time, on such date (or, if such Revolving Credit Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Credit Lender’s Pro Rata Percentage of the unreimbursed L/C Disbursement in the same manner as provided in Section 2.2(c) with respect to Revolving Loans made by such Revolving Credit Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to the above paragraph prior to the time that any Revolving Credit Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from the Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made such payments and to the Issuing Bank, as appropriate

(iii) If any Revolving Credit Lender shall not have made its Pro Rata Percentage of such L/C Disbursement available to the Administrative Agent as provided above, each of such Revolving Credit Lender and the Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of the Borrower, the rate per annum set forth in Section 2.22(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(f) Obligations Absolute. The Reimbursement Obligation of the Borrower as provided in Section 2.22(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.22, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of the Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Credit Lenders with respect to any such L/C Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.22(e)).

(h) Interim Interest. If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum determined pursuant to Section 2.7. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to Section 2.22(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and the Borrower. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.5(c). From and after the effective date of any such resignation or replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or such addition or to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, the Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account (the “L/C Sub-Account”) established by the Administrative Agent and maintained in the name of the Administrative Agent and for the benefit of the Revolving Credit Lenders, an amount in cash equal to 105% of the L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (g) or (h) of Article VII. Funds in the L/C Sub-Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held as collateral security for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders with L/C Exposure representing greater than 50% of the total L/C Exposure), be applied to satisfy other Obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may, at any time and from time to time, designate one or more additional Revolving Credit Lenders to act as an Issuing Bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Credit Lender(s). Any Lender designated as an issuing bank pursuant to this paragraph (k) shall be deemed (in addition to being a Revolving Credit Lender) to be the Issuing Bank with respect to Letters of Credit issued or to be issued by such Revolving Credit Lender, and all references herein and in the other Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Credit Lender in its capacity as Issuing Bank, as the context shall require.

(l) The Issuing Bank shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it; or

(ii) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.23. Increase in Term Loan Commitments. (a) The Borrower may, by written notice to the Administrative Agent, from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion; provided, that (i) before submitting any such request to a person that is not a Lender, the Borrower shall first give each existing Lender the opportunity to provide such Incremental Term Loan Commitments (in which case, existing Lenders shall have no more than two (2) Business Days from the date of such notice to indicate whether they are willing to provide such Incremental Term Loans) and (ii) each Incremental Term Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days after the date of such notice) and (iii) whether such Incremental Term Loan Commitments are to be Term Loan Commitments or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Term Loan Assumption Agreement shall specify the terms of the Incremental Term Loans to be made thereunder; provided, that, without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (ii) the average life to maturity of any Other Term Loans shall be no shorter than the average life to maturity of the Term Loans; and provided, further, that, if the interest rate margin in respect of any Other Term Loan would exceed the Applicable Percentage for the Term Loans by more than 0.25% (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity), the Applicable Percentage for the Term Loans shall be increased so that the interest rate margin in respect of such Other Term Loan (giving effect to any OID issued in connection with such Other Term Loan) is no more than 0.25% higher than the Applicable Percentage for the Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment evidenced thereby as provided for in Section 9.8(b). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.1 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date under Section 4.2, (iii) the Borrower would be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitment and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date and (iv) the Leverage Ratio shall be less than 4:00 to 1:00 on a Pro Forma Basis after giving effect to such Incremental Term Loan Commitment and the Loans to be made thereunder and such additional

Indebtedness (if any) as if such Loans and additional Indebtedness were outstanding, and the proceeds thereof applied as set forth in a notice from the Borrower to the Administrative Agent, on the last day of the most recently ended fiscal quarter of the Borrower; provided, that if such Loans are used along with additional Indebtedness permitted hereunder to finance a Permitted Acquisition pursuant to Section 6.4(g), the computation of the Leverage Ratio under this clause (iv) shall be made without regard to such additional Indebtedness. Notwithstanding anything to the contrary stated herein, the proceeds of Incremental Term Loans and Other Term Loans may not be used to pay cash dividends.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis, and the Borrower agrees that Section 2.15 shall apply to any conversion of Eurodollar Term Loans to ABR Term Loans reasonably required by the Administrative Agent to effect the foregoing. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Sections 2.11(a) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

SECTION 2.24. Increase in Revolving Credit Commitments. (a) The Borrower may, by written notice to the Administrative Agent, on one occasion only, request Incremental Revolving Credit Commitments in an amount not to exceed $12,000,000 from one or more Incremental Revolving Credit Lenders (which may include any existing Lender) willing to provide such Incremental Revolving Loans in their own discretion; provided, that each Incremental Revolving Credit Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld). Such notice shall set forth (i) the amount of the Incremental Revolving Credit Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $1,000,000) and (ii) the date on which such Incremental Revolving Credit Commitments are requested to become effective (which shall not be less than 10 Business Days after the date of such notice).

(b) The Borrower and each Incremental Revolving Credit Lender shall execute and deliver to the Administrative Agent an Incremental Revolving Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Revolving Credit Commitment of such Incremental Revolving Credit Lender. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Revolving Loan Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Revolving Credit Commitment evidenced thereby as provided for in Section 9.8(b). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Revolving Credit Commitment shall become effective under this Section 2.24 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.1 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower, (ii) if such Incremental Revolving Credit Commitments are to become effective more than 30 days after the Closing Date, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Revolving Credit Lenders) legal opinions, board resolutions and other closing certificates and documentation consistent with those delivered on the Closing Date under Section 4.2, and (iii) the Borrower would be in Pro Forma Compliance after giving effect to such Incremental Revolving Credit

Commitment and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Revolving Loans, when originally made, are included in each Borrowing of outstanding Revolving Loans on a pro rata basis, and the Borrower agrees that Section 2.15 shall apply to any conversion of Eurodollar Revolving Loans to ABR Revolving Loans reasonably required by the Administrative Agent to effect the foregoing.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders that:

SECTION 3.1. Organization; Powers. The Borrower and each of the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization except, solely with respect to certain Foreign Subsidiaries, as set forth on Schedule 3.1, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

SECTION 3.2. Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, material agreement or other material instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) except as set forth on Schedule 3.2, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other material instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Lien created hereunder or under the Security Documents).

SECTION 3.3. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

SECTION 3.4. Governmental Approvals. Except as set forth on Schedule 3.4, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) the recordation of any Mortgages, (c) such as have been made or obtained and are in full force and effect or which are not material to the consummation of the Transactions and (d)

those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.5. Financial Statements. (a) The Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2003, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants and (ii) the unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of the fiscal quarters ending March 31, 2004 and June 30, 2004. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods. Except as set forth on Schedule 3.5(a), such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis, except that the unaudited financial statements are subject to normal year-end adjustments and do not contain notes thereto.

(b) The Borrower has heretofore delivered to the Lenders the unaudited pro forma consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of and for the six months ending June 30, 2004, prepared giving effect to the Transactions as if they had occurred on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect, in all material respects, all adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Borrower and its consolidated subsidiaries as of such date and for such periods, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.6. No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2003.

SECTION 3.7. Title to Properties; Possession Under Leases. (a) The Borrower and each of the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and material assets, except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 6.2 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.2.

(b) The use by the Borrower and each of the Subsidiaries of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that the Borrower’s or any Subsidiaries’ use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower and each of the Subsidiaries has complied with all material obligations due and payable or required to be performed under all material leases to which it is a party and all such material leases are in full force and effect. The Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except where the failure to so enjoy could not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and each of the Subsidiaries owns, or is licensed to use, all Patents, patent applications, Trademarks, trade names, servicemarks, Copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted in writing and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower or any Subsidiary know of any valid basis for any such claim, which claim is reasonably likely to have a Material Adverse Effect. The use of such Intellectual Property by the Borrower and each Subsidiary does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) Except pursuant to licenses and other user agreements entered into by the Borrower or any Subsidiary in the ordinary course of business, on and as of the date hereof (i) the Borrower and each Subsidiary owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any of its Copyrights, Patents or Trademarks and (ii) all registrations listed in Schedule III to the Guarantee and Collateral Agreement are valid and in full force and effect, in each case, except for any failure which could not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

(f) To the Borrower’s and each Subsidiary’s knowledge, on and as of the date hereof, (i) there is no violation by others of any right of the Borrower or such Subsidiary with respect to any of its Copyrights, Patents or Trademarks, respectively, pledged by it under the name of the Borrower or such Subsidiary, as the case may be, (ii) the Borrower or such Subsidiary is not infringing upon any Copyright, Patent or Trademark of any other person other than, in the case of clauses (i) and (ii), such violation or infringement that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (iii) no proceedings have been instituted or are pending against the Borrower or such Subsidiary or threatened, and no claim against such the Borrower or such Subsidiary has been received by the Borrower or such Subsidiary, as the case may be, alleging any such violation, except any violations which could not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

SECTION 3.8. Subsidiaries. Schedule 3.8 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower and any Subsidiary therein. The shares of Equity Interests so indicated on Schedule 3.8 are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

SECTION 3.9. Litigation; Compliance with Laws. (a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower, any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries or any of their respective material properties or material assets is in violation of, nor will the continued operation of their material properties and material assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. Agreements. (a) None of the Borrower or any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of the Borrower or any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of the Borrower or any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act; Public Utility Holding Company Act. None of the Borrower or any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans (other than any Incremental Term Loans) and will request the issuance of Letters of Credit only for the purposes specified in Section 5.8. The Borrower will use the proceeds of any Incremental Term Loans solely as set forth in the applicable Incremental Term Loan Assumption Agreement.

SECTION 3.14. Tax Returns. Each of the Borrower and each of the Subsidiaries has filed or caused to be filed all Federal and all material state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves and except for taxes the nonpayment of which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, which, in the case of clauses (a) and (b), when taken as a whole and together with the representations and warranties contained in this Agreement, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided, that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule and it is understood that actual results may differ from forecasts and projections.

SECTION 3.16. Employee Benefit Plans. With respect to any Plan, each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary has (a) failed to comply with any requirement of applicable law relating to any employee pension benefit plan primarily for the benefit of employees of the Borrower or any Subsidiary residing outside the United States that is not subject to ERISA or the Code or (b) incurred any other liability with respect to such plan (other than liabilities incurred in the ordinary course of business), except for any such noncompliance or incurrence which could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17. Environmental Matters. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid if due. The Borrower and its Subsidiaries have insurance in such amounts and covering such risks and liabilities as are, when considered in its entirety, in the good faith judgment of the Borrower prudent in the ordinary course of business of the Borrower and its Subsidiaries.

SECTION 3.19. Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Administrative Agent, the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person, and (ii) when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a), the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all such Collateral as to which a security interest may be perfected by such a filing (other than Intellectual Property, as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.2.

(b) Upon the recordation of the Guarantee and Collateral Agreement with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 3.19(a), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Guarantee and Collateral

Agreement) in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Trademarks, trademark applications, Patents, patent applications and Copyrights acquired by the Loan Parties after the date hereof).

(c) The Mortgages are effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are recorded in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.2.

SECTION 3.20. Location of Real Property and Leased Premises. Schedule 3.20(a) lists completely and correctly as of the Closing Date all domestic real property owned by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries, as the case may be, as of the Closing Date, own in fee all the real property set forth on Schedule 3.20(a). Schedule 3.20(b) lists completely and correctly as of the Closing Date all material domestic real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries, as the case may be, as of the Closing Date, have valid leasehold interests in all the real property set forth on Schedule 3.20(b).

SECTION 3.21. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound. Except to the extent any of the following, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (b) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary.

SECTION 3.22. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan (including the making of the 2004 Dividend), (a) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties taken as a whole will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.23. Certain Treasury Regulation Matters. The Borrower does not intend to treat the Loans and related transactions as being a “reportable” transaction (within the meaning of Treasury

Regulation 1.6011-4). The Borrower acknowledges that the Administrative Agent and one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1 to the extent that the Borrower’s application of the proceeds of the Loans requires the same and the Administrative Agent and such Lender or Lenders, as applicable, may, in connection therewith, maintain such lists and other records as they may determine is required by such Treasury Regulation.

SECTION 3.24. Foreign Assets Control Regulations, Etc. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). To the knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries (a) is a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages transactions with any such “blocked person” blocked by such order, law or regulation.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

SECTION 4.1. All Credit Events. On the date of each Borrowing, including each Borrowing of a Swingline Loan and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.3 (or such notice shall have been deemed given in accordance with Section 2.3) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.22(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a notice requesting such Swingline Loan as required by Section 2.21(b).

(b) The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date.

(c) At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.1.

SECTION 4.2. First Credit Event. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, a favorable written opinion of (i) Willkie Farr & Gallagher LLP, counsel for the Loan Parties, in the form attached as Exhibit G, and (ii) each local counsel listed on Schedule 4.2(a), in form and substance satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Issuing Bank, the Administrative Agent, the Lenders and the other Secured Parties and (C) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(b) All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent.

(c) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

(d) The Agents and Lenders shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.1 and the Borrower shall be in full compliance with the Syndication Letter.

(e) The Administrative Agent and the Syndication Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f) The Security Documents shall have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect on the Closing Date. The Administrative Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document, except to the extent otherwise provided herein or in such Security Documents.

(g) The Administrative Agent shall have received a duly-completed and executed Perfection Certificate (in form and substance satisfactory to the Administrative Agent) with respect to the Loan Parties, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain property, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.2 or have been or will be contemporaneously released or terminated.

(h) (i) Each of the Mortgages, in form and substance satisfactory to the Administrative Agent, relating to each of the Mortgaged Properties shall have been duly executed by the parties thereto and delivered to the Administrative Agent and shall be in full force and effect, (ii) each of such Mortgaged Properties shall not be subject to any Lien other than those permitted under Section 6.2, (iii) each of such Mortgages shall have been delivered to the title insurance company referred to in clause (iv) below in reasonable form for recording in the recording office as specified on Schedule 3.19(c) and a lender’s title insurance policy or a final marked commitment, in form and substance acceptable to the Administrative Agent, insuring such Mortgage as a first lien on such Mortgaged Property (subject to any Lien permitted by Section 6.2) shall have been received by the Administrative Agent, (iv) the Administrative Agent shall have received such other documents, including a policy or policies of title insurance issued by a nationally recognized title insurance company, together with such endorsements, coinsurance and reinsurance as may be reasonably requested by the Administrative Agent and the Lenders, insuring the Mortgages as valid first liens on the Mortgaged Properties, free of Liens other than those permitted under Section 6.2 and (v) the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iv) above shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and such insurance company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and such insurance company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and such insurance company.

(i) The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.2 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Secured Parties as additional insureds, in form and substance satisfactory to the Administrative Agent.

(j) All Indebtedness and other obligations under the Existing Credit Agreement shall have been repaid in full in cash to the satisfaction of the Lenders with all Liens in favor of the lenders under the Existing Credit Agreement being unconditionally released; the Administrative Agent shall have received a “pay-off” letter in form and substance reasonably satisfactory to the Administrative Agent with respect to all Indebtedness being repaid under the Existing Credit Agreement; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.

(k) The Lenders shall have received the financial statements and opinion referred to in Section 3.5 and the unaudited consolidated balance sheets and related statements of operations, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries as of the fiscal months ending July 31, 2004 and August 31, 2004.

(l) All requisite Governmental Authorities shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby. All requisite third-party consents necessary for the consummation of the Transactions shall have been obtained except for those third-party consents where the failure to so obtain such consents would not have a Material Adverse Effect.

(m) The Lenders shall have received a certificate of the chief financial officer of the Borrower certifying that the pro forma Leverage Ratio as at June 30, 2004 for the 12-month period then ending is not greater than 4.5 to 1.0 and containing all information and calculations necessary for determining such ratio.

(n) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower documenting the solvency of the Borrower and its Subsidiaries after giving effect to the Transactions and the payment of the 2004 Dividend, in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.1. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.5.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect all rights, licenses, permits, franchises, authorizations, Patents, Copyrights, Trademarks and trade names used in or relating to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated, including any reasonable extension, development or expansion thereof; comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2. Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance satisfactory to the Administrative Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Administrative Agent; cause all such policies to provide that neither the Borrower, the Administrative Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent may reasonably require from time to time to protect their interests; deliver insurance certificates evidencing all such policies to the Administrative Agent; upon the occurrence of an Event of Default, deliver original or certified copies of all such policies to the Administrative Agent upon its request; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, evidence of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent) together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) If at any time the area in which any of the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in an amount not less than the outstanding principal amount of the indebtedness secured by any Mortgage for Premises located in a “flood hazard area” and that is otherwise, if applicable, the minimum coverage necessary to comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is prudent in the good faith judgment of the Borrower, but in any event in an amount not less than the outstanding principal amount of the indebtedness secured by any Mortgage for Premises located in a “Zone 1” area.

(d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including a “broad form” commercial general liability endorsement and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in no event for a combined single limit of less than $15,000,000, naming the Administrative Agent as an additional insured, on forms satisfactory to the Administrative Agent.

(e) Notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.2 is taken out by the Borrower; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(f) In the event there occurs any material loss, damage to or destruction of any tangible property or assets of any Loan Party or any part thereof, cause such Loan Party to promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such loss, damage or destruction. Subsequent to any loss, damage to or destruction of the tangible property or assets of any Loan Party or any part thereof, Borrower shall, or shall cause such other Loan Party to, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for that purpose, at such Loan Party’s cost and expense, promptly repair or replace such property or assets so lost, damaged or destroyed or purchase other productive assets used or useful in the business of the Borrower or its Subsidiaries; provided, however, that such Loan Party need not repair or replace such property or assets so lost, damaged or destroyed to the extent the failure to make such repair or replacement is not necessary in the good faith judgment of the Borrower for the proper conduct of the business of such Loan Party in the ordinary course.

(g) Authorize the Administrative Agent, as the attorney-in-fact of each of the Loan Parties and for the benefit of the Lenders, upon the occurrence and during the continuance of an Event of Default, without the consent of the applicable Loan Party, (i) to adjust and compromise proceeds payable under such insurance policies, (ii) to collect, receive and give receipts for such insurance proceeds in the name of such Loan Party, the Administrative Agent and the Lenders and (iii) to endorse such Loan Party’s name upon any instrument in payment thereof

(h) In the event a Loan Party shall receive any insurance proceeds as a result of any loss, damage or destruction, or condemnation proceeds, in each case in a net amount in excess of $2,000,000, the Borrower shall, or shall cause such other Loan Party to, promptly pay over such proceeds to the Administrative Agent as cash collateral for the Obligations. The Administrative Agent agrees to release such proceeds to such Loan Party for replacement or restoration of the portion of the property or assets of such Loan Party lost, damaged or destroyed or condemned for the purchase of other assets used or useful in the business of the Borrower or its Subsidiaries if (A) within one year (or if binding contracts for the repair, replacement or purchase have been entered into within such period, within the term of such contracts) from the date of such loss, damage, destruction or condemnation, the Administrative Agent has received written application for such release from such Loan Party together with evidence reasonably satisfactory to it that the Borrower will use such proceeds to purchase productive assets used or useful in the business of the Borrower or its Subsidiaries and (B) on the date of such release no Default or Event of Default exists. If the conditions in the preceding sentence are not met, the Administrative Agent shall, on the first Business Day subsequent to the date one year (or such later date) after the date of such loss, damage, destruction or condemnation, apply such proceeds as a mandatory prepayment of the Loans in accordance with the terms of Section 2.13(b). All insurance and condemnation proceeds received by a Loan Party shall be subject to the security interest of the Administrative Agent under the Loan Documents.

SECTION 5.3. Taxes. Pay all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge or levy so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property or (b) the nonpayment thereof could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.4. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent (either physically or through electronic delivery reasonably acceptable to the Administrative Agent), which shall furnish to each Lender:

(a) within 90 days after the end of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by Ernst & Young LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Borrower and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of the accounting firm (in the case of paragraph (a)) or Financial Officer (in the case of paragraph (b)) opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations and which may be provided by a Financial Officer if accounting firms generally are not providing such certificates) (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.6, 6.10, 6.11 and 6.12 and, in the case of a certificate delivered with the financial statements required by paragraph (a) above, (x) setting forth the Borrower’s calculation of Excess Cash Flow and (y) certifying that there has been no change in the business activities, assets or liabilities of the Borrower, or if there has been any such change, describing such change in reasonable detail and certifying that the Borrower is in compliance with Section 6.8;

(d) within 45 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or, after the Initial Public Offering (disregarding for purposes of this Section 5.4(e) the Net Cash Proceeds dollar threshold contained in the definition of such term), distributed to its shareholders, as the case may be;

(f) promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto; and

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 5.4(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the Borrower’s website address; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

SECTION 5.5. Litigation and Other Notices. Furnish to the Administrative Agent, the Issuing Bank and each Lender prompt (and, in any event, within 3 Business Days) written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $2,500,000 or result in a Material Adverse Effect; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.6. Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change in (i) any Loan Party’s legal name, (ii) the jurisdiction of organization or formation of any Loan Party, (iii) any Loan Party’s identity or corporate structure or (iv) any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b) In the case of the Borrower, each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.4(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth the information required pursuant to Sections 1 and 2 of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this Section 5.6.

SECTION 5.7. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the officers thereof and independent accountants therefor. Except following the occurrence and during the continuance of any Default, the Borrower shall be entitled to have a representative present at all such discussions and to obtain a copy of all written requests for information relating to any Loan Party made by the Administrative Agent or any Lender to any third party. Within 120 days after the close of each fiscal year of the Borrower, at the request of the Administrative Agent or the Required Lenders, the Borrower will hold a meeting (at a mutually agreeable location and time or, at the option of the Administrative Agent, by conference call) with all lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Borrower and its Subsidiaries for the current fiscal year of the Borrower.

SECTION 5.8. Use of Proceeds. Use the proceeds of (a) the Term Loans (other than the Incremental Term Loans) to (i) repay all Indebtedness and other obligations outstanding under the Existing Credit Agreement, (ii) pay transaction costs incurred in connection with the Transactions and (iii) pay the 2004 Dividend, (b) the Revolving Loans and Swingline Loans for working capital and general corporate purposes after the Closing Date, (c) the Letters of Credit for general corporate purposes and (d) Incremental Term Loans for general corporate purposes (including Permitted Acquisitions).

SECTION 5.9. Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including (i) filing or recording, as applicable, Uniform Commercial Code and other financing statements and Mortgages, (ii) delivering duly executed deposit account control agreements as contemplated by, and within the time period referred to in, the Guarantee and Collateral Agreement and (iii) if all or substantially all of the Equity Interests of the Borrower are held or acquired by a holding company whose sole or primary purpose is holding such Equity Interests, causing such holding company to guarantee the Obligations, to pledge its Equity Interests in the Borrower pursuant to the Guarantee and Collateral Agreement and to become subject to the representations, warranties, covenants and other agreements of the Loan Parties hereunder, mutatis mutandis) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority (subject to Liens permitted under Section 6.2) of the security interests created or intended to be created by the Security Documents. Unless a Release of Collateral Event has occurred and is continuing and the Borrower has exercised its rights under Section 9.18, the Borrower will cause any subsequently acquired or organized Domestic Subsidiary to become a Loan Party by executing the Guarantee and Collateral Agreement and each other applicable Security Document in favor of the Administrative Agent. Notwithstanding anything to the contrary in the foregoing sentence, despite the occurrence and continuance of a Release of Collateral Event, the Borrower will cause the Equity Interests of (v) any subsequently acquired or organized Domestic Subsidiary, and (w) if the Equity Interests of the Borrower are held or acquired by any holding company whose sole or primary purpose is holding such Equity Interests, the Borrower, in each case, to be pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement. In addition, subject to the last sentence of this Section 5.9, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Subsidiaries including real and other properties acquired subsequent to the Closing Date (but excluding real property with a value of less than $1,000,000, leasehold real property not used for manufacturing, the leased manufacturing facility located in Muskegon, Michigan, other immaterial leasehold property, and other Excluded Property (as defined in the Guarantee and Collateral Agreement))). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.9. The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by it or any of the Domestic Subsidiaries of any real property (or any interest in real property) having a value in excess of $1,000,000. The actions required under this Section 5.9 shall be taken within 30 days (or such later time as may be acceptable to the Administrative Agent) after the event giving rise to the requirement to take such action. Notwithstanding the foregoing, (x) the Administrative Agent in its discretion may determine not to take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 5.9 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

SECTION 5.10. Certain Treasury Regulation Matters. In the event the Borrower determines to take any action inconsistent with its intention as set forth in the first sentence of Section 3.23, it will promptly notify the Administrative Agent thereof.

SECTION 5.11. Hedging Agreements. In the case of the Borrower, within 90 days after the Closing Date, enter into, and thereafter maintain, Hedging Agreements with one or more Lenders (or Affiliates thereof) to the extent necessary to provide that at least 50% of the aggregate principal amount of Funded Debt of the Borrower outstanding on the Closing Date is subject to either a fixed interest rate or interest rate protection for a period of not less than two years from the Closing Date, which Hedging Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 5.12. Environmental Laws. Except, in each case, as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) Comply in all material respects with, and use reasonable efforts to ensure compliance in all material respects by all contractors, tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and use reasonable efforts to ensure that all contractors, tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits required of them by any applicable Environmental Laws. For purposes of this Section 5.12(a), noncompliance with the foregoing shall be deemed not to constitute a breach of this covenant, provided, that upon learning of any actual or suspected noncompliance, Borrower shall promptly undertake reasonable efforts to achieve compliance.

(b) Conduct and complete in all material respects all investigations, studies, sampling and testing, and all remedial, removal and other actions required to be undertaken by any Group Member under Environmental Laws and promptly comply with all orders and directives applicable to any Group Member of all Governmental Authorities regarding Environmental Laws; provided, however, that this covenant shall be deemed not violated if the relevant Group Member promptly challenges in good faith any such order or directive in a manner consistent with all applicable Environmental Laws and other Requirements of Law and pursues such challenge or challenges diligently.

(c) Generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material Environmental Liability to any Group Member or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material Environmental Liability to, or materially affect any real property owned or operated by, any Group Member. For purposes of this Section 5.12(c), noncompliance with the foregoing shall be deemed not to constitute a breach of this covenant, provided, that, upon learning of any actual or suspected noncompliance, the Borrower shall promptly undertake reasonable efforts to remove such Hazardous Materials, if required by applicable Environmental Law, or otherwise remediate them in a manner consistent with applicable Environmental Law.

(d) Maintain, update as appropriate, and implement in all material respects an ongoing program reasonably designed to ensure that all the properties and operations of the Group Members are regularly and reasonably reviewed by competent professionals to identify and promote compliance with, and to reasonably and prudently manage any Environmental Liabilities or potential Environmental Liabilities, under any Environmental Law that may affect any Group Member, including, without limitation, compliance and liabilities relating to: discharges to air and water; acquisition, transportation, storage and use of hazardous materials; waste disposal; repair, maintenance and improvement of properties; employee health and safety; species protection; and recordkeeping.

(e) If required by applicable law or prudent in the reasonable judgment of the Borrower, promptly take all commercially reasonable actions necessary to cure any material Environmental Liability, including the performance of any remediation as may be necessary.

(f) Deliver written notice to the Administrative Agent as soon as practicable following receipt of all environmental audits, investigations, analyses and reports of any kind or character, and all written communications, with respect to any Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and, upon the request of the Administrative Agent, promptly deliver copies to the Administrative Agent of such environmental audits, investigations, analyses, reports and written communications.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will they cause or permit any of the Subsidiaries to:

SECTION 6.1. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.1, including in the case of lines of credit the maximum amount of Indebtedness permitted to be incurred thereunder;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.4(c);

(d) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets; provided, that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.1(d), when combined with the aggregate principal amount of all Capital Lease Obligations and Synthetic Lease Obligations incurred pursuant to Section 6.1(e), shall not exceed $30,000,000 at any time outstanding;

(e) Purchase money Indebtedness (including Capital Lease Obligations) and Synthetic Lease Obligations in an aggregate principal amount, when combined with the aggregate principal amount of all Indebtedness incurred pursuant to Section 6.1(d), not in excess of $30,000,000 at any time outstanding;

(f) Indebtedness under completion guarantees, appeal bonds, performance or surety bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(g) Indebtedness issued, acquired or assumed by the Borrower or any Subsidiary in connection with any Permitted Acquisition in an aggregate principal amount not in excess of $20,000,000 at any time outstanding;

(h) unsecured subordinated Indebtedness (which may be guaranteed by any Loan Party on a subordinated basis); provided, that such Indebtedness (i) matures after the six-month anniversary of the Term Loan Maturity Date, (ii) requires no scheduled payment of principal prior to its maturity, (iii) is subordinated to the Obligations on terms and conditions customary in the market for such Indebtedness at the time such Indebtedness is incurred and (iv) does not require the issuer thereof or any other obligor thereon to maintain any specified financial condition or performance (other than as a condition to the taking of certain actions);

(i) Indebtedness under or in respect of Hedging Agreements that are not speculative in nature;

(j) Indebtedness incurred to extend, renew or refinance any Indebtedness described in Section 6.1(a), (d), (g) or (h) (“Refinancing Indebtedness”); provided, that (i) such Refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being extended, renewed or refinanced, plus the amount of any interest, premiums or penalties required to be paid thereon plus fees and expenses associated therewith, (ii) such Refinancing Indebtedness has a later or equal final maturity and a longer or equal weighted average life to maturity than the Indebtedness being extended, renewed or refinanced, (iii) if the Indebtedness being extended, renewed or refinanced is subordinated to the Obligations, the Refinancing Indebtedness is subordinated to the Obligations on terms no less favorable to the Lenders than the Indebtedness being extended, renewed or refinanced, (iv) only the obligors in respect of the Indebtedness being extended, renewed or refinanced may become obligated with respect to such Refinancing Indebtedness, (v) the security interest(s) granted in connection with such Refinancing Indebtedness, if any, shall not cover more collateral, in any material respect, than the security interest(s), if any, granted in connection with the Indebtedness being refinanced and (vi) the non-economic covenants, events of default, remedies and other provisions of the Refinancing Indebtedness, when taken as a whole, shall be materially no less favorable to the Lenders than those contained in the Indebtedness being extended, renewed or refinanced;

(k) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within three Business Days of the incurrence thereof;

(l) Indebtedness of Foreign Subsidiaries to the Loan Parties not to exceed $50,000,000 in the aggregate at any one time;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) to the extent not included in Section 6.1(l), additional Indebtedness of Foreign Subsidiaries not to exceed $25,000,000 in the aggregate at any one time outstanding;

(p) other unsecured Indebtedness of the Borrower or the Domestic Subsidiaries in an aggregate principal amount not exceeding $50,000,000 at any time outstanding; and

(q) Indebtedness incurred by the Borrower or any Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided, that (i) upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence and (ii) such letters of credit are not provided to secure the repayment of other Indebtedness of the Borrower or any Subsidiary.

SECTION 6.2. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Borrower and its Subsidiaries existing on the date hereof and set forth in Schedule 6.2; provided, that such Liens shall secure only those obligations which they secure on the date hereof and any extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien does not materially interfere with the use, occupancy and operation of any Mortgaged Property;

(d) Liens for taxes not yet due or which are being contested in compliance with Section 5.3;

(e) carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.3 or for which appropriate reserves have been established;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries as currently operated;

(i) purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Borrower or any Subsidiary; provided, that (i) such security interests secure Indebtedness permitted by Section 6.1(d) or (e), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 120 days after such acquisition (or construction), and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary (it being agreed that transactions with the same vendor or any Affiliate of such vendor may be cross-collateralized);

(j) Liens arising out of judgments or awards in respect of which the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided, that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Liens) does not exceed $10,000,000 at any time outstanding;

(k) licenses, leases or subleases granted by the Borrower or any Subsidiary to third persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any Subsidiary;

(l) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) (i) Liens on the assets of a Foreign Subsidiary that is not a Guarantor securing Indebtedness permitted to be incurred by such Foreign Subsidiary pursuant to Section 6.1(l) and (ii) other Liens on the assets of a Foreign Subsidiary that is not a Guarantor securing Indebtedness by such Foreign Subsidiary not, in the case of this clause (ii), in excess of $1,000,000;

(n) any interest of a lessor under Liens arising from precautionary UCC financing statement filings regarding leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(p) Liens that are contractual or statutory setoff rights arising in the ordinary course of business with financial institutions, relating to pooled deposit accounts or sweep accounts of the Borrower and its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or relating to purchase orders or other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(q) Liens solely on any cash earnest money deposits by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(r) other Liens on the assets of the Borrower or any Domestic Subsidiary that do not, individually or in the aggregate, secure obligations (or encumber property with a fair market value) in excess of $10,000,000 at any one time; and

(s) all Liens set forth in the survey and title policies delivered to the Administrative Agent pursuant to Section 4.2;

(t) any interest or title of a licensor, lessor or sublessor under any license or lease agreement pursuant to which rights are granted to the Borrower or any Subsidiary;

(u) Liens deemed to exist in connection with investments in repurchase agreements permitted under this Agreement; and

(v) Liens on any assets which are the subject of any GSA Transaction.

SECTION 6.3. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.5 and (b) any Capital

Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.1 and 6.2, as applicable.

SECTION 6.4. Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person, except:

(a) (i) investments by the Borrower and the Subsidiaries existing on the date hereof in the Equity Interests of the Subsidiaries and (ii) additional investments by the Borrower and the Subsidiaries in the Equity Interests of the Subsidiaries; provided, that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Guarantee and Collateral Agreement (subject to the limitations applicable to voting stock of a Foreign Subsidiary referred to therein), (B) any Loan Party must be wholly owned by the Borrower or another Loan Party and (C) the aggregate amount of investments by Loan Parties in, and loans and advances by Loan Parties to, Subsidiaries that are not Loan Parties (determined without regard to any write-downs or write-offs of such investments, loans and advances but taking into account repayments, redemptions, return of capital, etc.) under this clause (ii) shall not exceed $50,000,000 at any time outstanding;

(b) Permitted Investments;

(c) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged to the Administrative Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties shall be subject to the limitation set forth in clause (a) above;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) the Borrower and the Subsidiaries may make loans and advances in the ordinary course of business to their respective employees so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $3,000,000 at any time and advances in the ordinary course of business of payroll payments to employees and for entertainment and travel expenses of employees;

(f) the Borrower may enter into Hedging Agreements in the ordinary course of business that are not speculative in nature;

(g) the Borrower or any Subsidiary may acquire all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests (except for directors’ qualifying shares) of a person (referred to herein as the “Acquired Entity”); provided, that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be a going concern and after giving effect to the acquisition the Borrower shall be in compliance with Section 6.8; (iii) at the time of such transaction, both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing; and (iv) each Permitted

Acquisition shall only consist of, or be financed with (I) cash and Permitted Investments of the Borrower and its Subsidiaries, (II) Incremental Term Loans, (III) Indebtedness incurred under Section 6.1(d), (e), (g), (h) and (p) (or any Refinancing Indebtedness thereof) and (IV) the proceeds of common or preferred equity (other than Disqualified Preferred Stock) investments in the Borrower after the Closing Date (it being understood that investments in Subsidiaries of proceeds of any of the foregoing to be used by such Subsidiaries must separately comply with the provisions of Section 6.4), and (v) the Borrower shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.9 and the Security Documents (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.4(g) being referred to herein as a “Permitted Acquisition”);

(h) the Borrower and its Subsidiaries may (i) acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables) of the Borrower or such Subsidiary and (ii) make loans to customers, dealers and suppliers in the ordinary course of business and consistent with past practices;

(i) the Borrower may acquire and hold obligations of one or more officers or other employees of the Borrower or its subsidiaries in connection with such officers’ or employees’ acquisition of Equity Interests of the Borrower;

(j) the Borrower and its Subsidiaries may acquire and hold non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 6.5;

(k) investments, loans and advances existing on the date hereof and set forth in Schedule 6.4;

(l) investments by the Borrower or any Subsidiary in joint ventures or similar arrangements in an aggregate amount at any time outstanding not to exceed $10,000,000;

(m) investments by the Borrower or any Subsidiary to the extent funded with proceeds received by the Borrower from the sale after the Closing Date of common or preferred equity (other than Disqualified Preferred Stock);

(n) investments in Equity Interests of the Borrower permitted by Section 6.6(a)(ii);

(o) investments in fixed or capital assets from the proceeds of any Reinvestment Deferred Amount;

(p) purchases of inventory, raw materials and related assets in the ordinary course of business; and

(q) in addition to investments permitted by paragraphs (a) through (p) above, additional investments, loans and advances by the Borrower and the Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (q) (determined without regard to any write-downs or write-offs of such investments, loans and advances but taking into account repayments, redemptions, return of capital etc.) does not exceed $20,000,000 in the aggregate at any one time outstanding.

SECTION 6.5. Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower or less than all the Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that (i) the Borrower and any Subsidiary may purchase and sell inventory, materials and equipment in the ordinary course of business and may license intellectual property in the ordinary course of business, (ii) the Borrower and any Subsidiary may sell obsolete, damaged or worn-out inventory and equipment in the ordinary course of business and (iii) if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (u) any Subsidiary may change its form of organization in compliance with Section 5.6(a), if applicable, (v) any person may make investments and advances permitted by Section 6.4, (w) any wholly owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (x) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no person other than the Borrower, a wholly owned Subsidiary or the De Minimis Holders receives any consideration (provided, that if any party to any such transaction is a Loan Party, the surviving entity of such transaction shall be a Loan Party), (y) the Borrower and any Subsidiary may make Permitted Acquisitions and (z) any Subsidiary of the Borrower may merge with another person in a transaction constituting an Asset Sale permitted hereunder.

(b) Engage in any Asset Sale otherwise permitted under paragraph (a) above unless (i) such Asset Sale is for consideration at least 75% of which is cash (other than in the case of a like-kind exchange or trade-in of one asset for another asset used or useful in the business of the Borrower and its Subsidiaries) and (ii) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of and the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) shall not exceed $25,000,000 in any fiscal year. Upon a sale of assets or the sale of Equity Interests of a Subsidiary of a Loan Party permitted by this Section 6.5, the Administrative Agent shall deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Adminstrative Agent’s security interest in such assets or Equity Interests, including, without limitation, amendments or terminations of UCC financing statements, the return of stock certificates and the release of a Guarantor (as applicable) from its obligations under the Loan Documents.

SECTION 6.6. Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent (unless the contingency is the repayment of the Obligations or receipt of consent from the requisite lenders under this Agreement) or otherwise) to do so; provided, however, that:

(i) any direct or indirect wholly owned Domestic Subsidiary of the Borrower and any Foreign Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders;

(ii) so long as no Event of Default or Default shall have occurred and be continuing or would result therefrom, the Borrower may repurchase Equity Interests of the Borrower owned by past or present officers, directors or employees of the Borrower or the Subsidiaries or make payments to employees of the Borrower or the Subsidiaries upon termination of employment of such employees (including as a result of retirement or severance) in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such employees in an aggregate amount not to exceed $5,000,000 in any fiscal year (it being agreed that any amount not utilized in any fiscal year may be carried forward and utilized in the immediately following fiscal year and that any amount spent in any fiscal year shall be deemed to utilize any such carried forward amount first);

(iii) so long as no Event of Default under clause (b) or (c) of Article VII shall have occurred and be continuing, the Borrower may pay management fees to the Sponsor in an aggregate amount not to exceed $2,000,000 per fiscal year;

(iv) subject to Section 6.9(b), after the Initial Public Offering, the Borrower may pay dividends to its shareholders each fiscal year in an amount not to exceed the greater of (A) $10,000,000 and (B) 6% of the gross equity proceeds of the Initial Public Offering (and any other offering of Equity Interests of the Borrower thereafter except to the extent such proceeds are used to make Restricted Payments under clause (vii) of this Section 6.6(a)) received by the Borrower, so long as the Borrower is in Pro Forma Compliance and at the time of such dividend and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing;

(v) the Borrower may make Restricted Payments to fund amounts payable to any participant in any Plan of the Borrower or the Subsidiaries upon the termination of the employment of such participant in an amount not to exceed $1,000,000 in any fiscal year of the Borrower;

(vi) the Borrower may pay the 2004 Dividend;

(vii) subject to Section 6.9(b), the Borrower may make Restricted Payments in an amount equal to primary equity proceeds (other than proceeds from the Initial Public Offering) received by the Borrower so long as (A) such Restricted Payment is paid within 90 days of the receipt of such primary equity proceeds, (B) immediately after giving effect to such Restricted Payment no Default or Event of Default shall have occurred and be continuing and (C) the Borrower is in Pro Forma Compliance; provided, that any equity proceeds used to make Restricted Payments under this clause (vii) may not be used to make Restricted Payments made under clause (B) of clause (iv) of this Section 6.6(a); and

(viii) subject to Section 6.9(b), in addition to the Restricted Payments in clauses (i)-(vii) above, the Borrower and its Subsidiaries may make additional Restricted Payments in an amount not to exceed $10,000,000 in the aggregate in any fiscal year of the Borrower; provided, that no such dollar limitation shall apply so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) the Borrower’s Leverage Ratio determined on a pro forma basis as if such Restricted Payment had been made on the first day of the most recently ended four-fiscal quarter period of the Borrower is less than 2.50 to 1.00 and (C) the Borrower is otherwise in Pro Forma Compliance.

Notwithstanding the foregoing, in the event that the failure to comply with any Financial Performance Covenant is cured through the exercise of the Cure Right set forth in Article VII, Sections 6.6(a)(iii), (iv), (v), (vi), (vii) and (viii) above shall only be available to the Loan Parties if (x) the Required Lenders consent to the relevant Restricted Payment pursuant to Section 6.6(a)(iii), (iv), (v), (vi), (vii) and (viii) or (y) the Borrower is in compliance with all Financial Performance Covenants as of the end of any two consecutive fiscal quarters following the fiscal quarter in which the Borrower exercised its Cure Right.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided, that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary pending such sale, provided, such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (E) clause (i) and (ii) of the foregoing shall not apply to restrictions and conditions imposed (1) under debt agreements of Foreign Subsidiaries incurred under Section 6.1(o) or (2) under contracts with customers entered into the ordinary course of business that contain restrictions on cash or other deposits or net worth.

SECTION 6.7. Transactions with Affiliates. Except for transactions by or among Loan Parties or by or among Foreign Subsidiaries, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Borrower or any Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be effected to the extent provided in Section 6.6, (c) reasonable fees and compensation may be paid to, and indemnities may be provided on behalf of, officers, directors and employees of, and consultants (other than the Sponsor) to, the Borrower and the Subsidiaries, as determined by the Board of Directors or appropriate officers of the Borrower in good faith, (d) securities may be issued and other payments, awards or grants (in cash, equity securities or otherwise) may be made pursuant to, or with respect to the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower in good faith, (e) the Loan Parties may perform their respective obligations under the terms of any registration rights agreement, (f) loans, investments and advances may be made to the extent permitted by Sections 6.1 and 6.4, (g) fees may be paid to the Sponsor in respect of any Permitted Acquisition or disposition permitted hereunder with respect to which the Sponsor acts as an adviser to the Borrower or any Subsidiary in any amount not to exceed 1% of the value of such Permitted Acquisition or disposition and (h) transfers of property or assets from Loan Parties to Foreign Subsidiaries in the ordinary course of business not otherwise prohibited under this Agreement.

SECTION 6.8. Business of Borrower and Subsidiaries. Engage at any time in any business or business activity other than the business currently conducted by them and business activities that constitute a reasonable extension, development or expansion thereof reasonably incidental thereto.

SECTION 6.9. Amendments and Prepayments of Subordinated Indebtedness. (a) Permit any supplement, modification or amendment of any subordinated Indebtedness of the Borrower or any Subsidiary that would cause such Indebtedness to not be in compliance with the subordination provisions of Section 6.1(h) or that is reasonably likely to adversely affect the ability of the Borrower to repay the Obligations when due without the prior written consent of the Administrative Agent.

(b) Make any distribution, whether in cash, property, securities or a combination thereof in excess of $15,000,000 in the aggregate during the term of this Agreement plus any Additional Amount (as defined below), other than regularly scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any subordinated Indebtedness (provided, however, that the foregoing shall not prohibit any refinancings of Indebtedness in accordance with Section 6.1(j), the conversion of any such Indebtedness into Equity Interests (other than Disqualifed Preferred Stock) or any transaction otherwise prohibited by this clause (b) funded with the proceeds received by the Borrower of Equity Interests). The term “Additional Amount” shall mean the amount which may be paid as a Restricted Payment under Sections 6.6(a)(iv), (vii) or (viii); provided, that any such amount used as an Additional Amount shall reduce the amount available for Restricted Payments under Sections 6.6(a)(iv), (vii) or (viii), as applicable. The Borrower shall from time to time notify the Administrative of the computation and allocation of the Additional Amount among this Section 6.9(b) and such Sections 6.6(a)(iv), (vii) or (viii).

SECTION 6.10. Capital Expenditures. (a) Permit the aggregate amount of Capital Expenditures made by the Borrower and the Subsidiaries in any fiscal year of the Borrower to exceed the sum of (i) the amount set forth below for such fiscal year as the “Capital Expenditure Base Amount” for such year, and (ii) the Acquired CapEx Amount:

Fiscal Year Ended	Capital Expenditure Base Amount
December 31, 2004	$20,000,000
December 31, 2005	$20,000,000
December 31, 2006	$25,000,000
December 31, 2007	$25,000,000
December 31, 2008	$35,000,000
December 31, 2009 and each fiscal year ending thereafter	$35,000,000

For purposes of this Section 6.10, the “Acquired CapEx Amount”, with respect to any Acquired Entity, shall equal the product of (x) the aggregate amount of Capital Expenditures made by the Acquired Entity in the two fiscal years prior to the date of the Permitted Acquisition and (y) 0.50.

(b) The amount of permitted Capital Expenditures set forth in paragraph (a) above (as adjusted in accordance with the terms thereof) in respect of any fiscal year commencing with the fiscal year ending on January 1, 2005, shall be increased (but not decreased) by the amount of unused permitted Capital Expenditures for the two immediately preceding fiscal years; provided, that Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts carried over from the fiscal year two years prior thereto pursuant to the preceding sentence, second, in respect of amounts carried over from the fiscal year immediately prior thereto pursuant to the preceding sentence and, third, in respect of amounts permitted for such fiscal year as provided above.

SECTION 6.11. Interest Coverage Ratio. Permit the Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower, in each case taken as one accounting period, ending on a date or during any period set forth below to be less than the ratio set forth opposite such date or period below:

Date or Period	Ratio
December 31, 2004	2.25 to 1.00
March 31, 2005	2.25 to 1.00
June 30, 2005	2.25 to 1.00
September 30, 2005	2.25 to 1.00
December 31, 2005	2.25 to 1.00
March 31, 2006	2.50 to 1.00
June 30, 2006	2.50 to 1.00
September 30, 2006	2.75 to 1.00
December 31, 2006	2.75 to 1.00
March 31, 2007	2.75 to 1.00
June 30, 2007	2.75 to 1.00
September 30, 2007 and each four-fiscal quarter period ending thereafter	3.00 to 1.00

SECTION 6.12. Maximum Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter ending on a date or during a period set forth below to be greater than the ratio set forth opposite such date or period below.

Date or Period	Ratio
December 31, 2004	5.25 to 1.00
March 31, 2005	5.25 to 1.00
June 30, 2005	5.00 to 1.00
September 30, 2005	4.75 to 1.00
December 31, 2005	4.75 to 1.00
March 31, 2006	4.50 to 1.00
June 30, 2006	4.50 to 1.00
September 30, 2006	4.25 to 1.00
December 31, 2006	4.25 to 1.00
March 31, 2007	4.00 to 1.00
June 30, 2007	4.00 to 1.00
September 30, 2007	4.00 to 1.00
December 31, 2007	4.00 to 1.00
March 31, 2008	3.75 to 1.00
June 30, 2008	3.75 to 1.00
September 30, 2008	3.50 to 1.00
December 31, 2008	3.50 to 1.00
March 31, 2009	3.25 to 1.00
June 30, 2009	3.25 to 1.00
September 30, 2009 and each four-fiscal quarter period ending thereafter	3.00 to 1.00

SECTION 6.13. Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.14. Anti-Terrorism Law; Anti-Money Laundering. (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.24, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other law relating to terrorism or money laundering (“Anti-Terrorism Laws”) or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.14).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

SECTION 6.15. Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (each such person, an “Embargoed Person”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” and/or on any other similar list maintained by the U.S. Treasury Department Office of Foreign Assets Control pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar executive orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or L/C Disbursement or of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.1(a), 5.5(a), 5.8 or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f) (i) the Borrower or any Material Subsidiary shall fail to pay any principal or interest due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (net of amounts covered by independent third party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage and of amounts covered by an indemnity from a person that, in the reasonable judgment of the Administrative Agent, is creditworthy) from a party shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain unsatisfied and undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its ERISA Affiliates in an aggregate amount exceeding $10,000,000;

(k) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any security interest in any material item of Collateral purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates representing securities pledged under the Pledge Agreement and except to the extent that such loss is covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such loss is covered by such title insurance policy; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h)(i)-(v) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h)(i)-(v) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Notwithstanding anything to the contrary contained in this Article VII, in the event that the Borrower would otherwise fail to comply with the requirements of Sections 6.11 or 6.12 (each, a “Financial Performance Covenant”) at the end of any fiscal quarter, at any time within ten days after the date on which a Compliance Certificate must be delivered for the end of such fiscal quarter or fiscal year, as applicable, the Borrower shall have the right, exercisable at any time during the term of this Agreement (provided that such right may not be exercised with respect to more than two fiscal quarters during any consecutive four fiscal quarter period), to issue Permitted Cure Securities (as defined below) for cash or otherwise receive cash contributions to the capital of the Borrower (in any case, not in excess of $25,000,000 in the aggregate in any consecutive four fiscal quarter period), and to contribute any such cash to the capital of Borrower (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i)	Consolidated EBITDA shall be increased solely for the purpose of measuring the Financial Performance Covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii)	if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of any such Financial Performance Covenant that would have otherwise occurred on such date but for the application of the foregoing recalculations shall be deemed not to have occurred.

As used in this Article VII, the term “Permitted Cure Securities” shall mean an equity security of the Borrower having no mandatory redemption, repurchase, repayment or similar requirements prior to the six-month anniversary of the Term Loan Maturity Date and upon which all dividends or distributions, at the election of the Borrower, may be payable in additional shares of such equity security.

ARTICLE VIII

The Agents

SECTION 8.1. Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as an agent of such Lender under this Agreement and the other Loan Documents. Each Lender irrevocably authorizes the Administrative Agent, in such capacity, through its agents or employees, to take such actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

SECTION 8.2. Delegation of Duties. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

SECTION 8.3. Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.8), and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose or shall be liable for the failure to disclose, any information relating to Borrower or any Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.8) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document.

SECTION 8.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by a proper person. The Administrative Agent also may rely upon any statement made to it orally and believed by it to be made by a proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or advisors. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 8.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 8.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 8.7. Indemnification. The Lenders severally agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective outstanding Loans and Commitments in effect on the date on which indemnification is sought under this Section 8.7 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Reimbursement Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans and Reimbursement Obligations) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 8.8. Agent in Its Individual Capacity. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 8.9. Successor Administrative Agent. The Administrative Agent may resign as such at any time upon at least 10 days’ prior notice to the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right upon approval of the Borrower (whose approval shall not be required during the continuance of an Event of Default and shall not, in any event, be unreasonably withheld or delayed), to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor, which successor shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, in each case, having combined capital and surplus of at least $250 million; provided, that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.

SECTION 8.10. Co-Documentation Agents and Syndication Agent. The parties hereto acknowledge that the Co-Documentation Agents and the Syndication Agent hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.

ARTICLE IX

Miscellaneous

SECTION 9.1. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at 1235 Water Street, East Greenville, Pennsylvania 18041, Attention: Barry McCabe and the Office of the General Counsel, Fax No.: (215) 679-1013;

(b) if to the Administrative Agent or the Swingline Lender, to 677 Washington Boulevard, Stamford, Connecticut 06901, Attention: Vladimira Holeckova, Fax No.: (203) 719-4176; and

(c) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.1 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.1. As agreed to among the Borrower, the Administrative Agent, the Swingline Lender and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 9.2. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.15, 2.19 and 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

SECTION 9.3. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.4. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender shall have the right at any time to assign to one or more banks, insurance companies, investment companies or funds or other institutions (other than the Borrower or any Affiliate or Subsidiary thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, that (A) except in the case of an assignment to an Approved Fund, a Lender or an Affiliate of a Lender or an assignment by UBS Loan Finance LLC or Goldman Sachs Credit Partners L.P. or any of their respective Affiliates, the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Lender’s obligations in respect of its L/C Exposure or Swingline Exposure, the Issuing Bank, the Swingline Lender and the Borrower) must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (B) except in the case of an assignment to an Approved Fund, a Lender or an Affiliate of a Lender, any assignment made prior to Completion of the Primary Syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), (C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (C) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing.

(c) Subject to acceptance and recording thereof pursuant to Section 9.4(d), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.19 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(f).

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Reimbursement Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(b) and any written consent to such assignment required by Section 9.4(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.8(b) and (2) directly affects such Participant. Subject to Section 9.4(f)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.17 as though it were a Lender, provided, such Participant shall be subject to Section 9.6 as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(e).

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.4(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

SECTION 9.5. Expenses; Indemnity. (a) The Borrower agrees to pay, promptly upon demand:

(i) costs and expenses incurred by the Arrangers, the Administrative Agent, the Syndication Agent, the Swingline Lender and the Issuing Bank, including the fees, charges and disbursements of Advisors for the Arrangers, the Administrative Agent, the Swingline Lender and the Issuing Bank, in connection with the syndication of the Loans and Commitments, the preparation, execution and delivery of the Loan Documents, the administration of the Loans and Commitments, the perfection and maintenance of the Liens securing the Collateral and any actual or proposed amendment, supplement or waiver of any of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated);

(ii) all costs and expenses incurred by the Administrative Agent, including the fees, charges and disbursements of Advisors for the Administrative Agent, in connection with any action, suit or other proceeding affecting the Collateral or any part thereof, in which action, suit or proceeding the Administrative Agent is made a party or participates or in which the right to use the Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of the Administrative Agent to defend or uphold the Liens granted by the Security Documents (including any action, suit or proceeding to establish or uphold the compliance of the Collateral with any Requirements of Law);

(iii) all costs and expenses incurred by the Arrangers, the Administrative Agent, the Syndication Agent, the Swingline Lender, the Issuing Bank or any Lender, including the fees, charges and disbursements of Advisors for the Arrangers, the Administrative Agent, the Syndication Agent, the Swingline Lender, the Issuing Bank or any Lender, incurred in connection with the enforcement or protection of its rights under the Loan Documents, including its rights under this Section 9.5(a), or in connection with the Loans made or Letters of Credit issued hereunder and the collection of the Obligations, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Obligations; and

(iv) all documentary and similar taxes and charges in respect of the Loan Documents.

For purposes of this Section 9.5(a), “Advisors” shall mean legal counsel (including local counsel), auditors, accountants, consultants, appraisers or other advisors; provided, that (x) in the case of clause (i), the engagement of any Advisors other than legal counsel (including local counsel) shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld) and, in the case of clauses (i) and (ii), the term “Advisors” shall include one firm of legal counsel plus any local or special counsel, and (y) in the case of clause (iii), the engagement of any Advisors other than one firm of legal counsel by any Lender shall be subject to approval by the Administrative Agent.

(b) The Borrower agrees to indemnify the Agents, the Arrangers, each Lender, the Issuing Bank, the Swingline Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties, judgments, suits and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery, performance, administration or enforcement of the Loan Documents, (ii) any actual or proposed use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, at, under or from any property owned, leased or operated by any Loan Party at any time, or any Environmental Liability directly or indirectly related in any way to any Loan Party; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to promptly pay any amount required to be paid by it to any Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agents such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent in its capacity as such. For purposes of the immediately preceding sentence, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Aggregate Revolving Credit Exposure, outstanding Term Loans and unused Commitments at the time. To the extent that the Borrower fails to promptly pay any amount required to be paid by it to the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Revolving Credit Lender severally agrees to pay to the Issuing Bank or the Swingline Lender, as the case may be, such Revolving Credit Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Issuing Bank or the Swingline Lender in its capacity as such. For purposes of the immediately preceding sentence, a Revolving Credit Lender’s “pro rata share” shall be determined based upon its share of the Aggregate Revolving Credit Exposure.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) The provisions of this Section 9.5 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans and Reimbursement Obligations, the release of all or any portion of the Collateral, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Issuing Bank or any Lender. All amounts due under this Section 9.5 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

SECTION 9.6. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.6 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.7. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) OR, IF AGREED TO BY THE ISSUING BANK AND THE ADMINISTRATIVE AGENT, THE INTERNATIONAL STANDBY PRACTICES, AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS OR THE INTERNATIONAL STANDBY PRACTICES, AS APPLICABLE, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.8. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in paragraph (c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders (or the Administrative Agent, with the consent of the Required

Lenders) (and, prior to the Completion of the Primary Syndication of the Commitments, the Arrangers) or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders (and, prior to the Completion of the Primary Syndication of the Commitments, the Arrangers); provided, however, that (x) the Borrower and the Administrative Agent may enter into an amendment to effect the provisions of Section 2.23(b) or 2.24(b) upon the effectiveness of any Incremental Term Loan Assumption Agreement or Incremental Revolving Loan Assumption Agreement, as the case may be (and any such amendment shall in any event be deemed to have occurred upon such effectiveness), and (y) no such agreement under this Section 9.8(b) shall (i) decrease or forgive the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any Fees of or any other amount actually due and payable hereunder to any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Sections 2.16 and 2.17, the provisions of this Section, or release any Guarantor party to the Guarantee and Collateral Agreement (except as contemplated by this Agreement) or limit such Guarantor’s liability under the Guarantee and Collateral Agreement, without the prior written consent of each Lender, (iv) change the provisions (including Sections 2.12 and 2.13 of this Agreement) of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations or as contemplated by Section 9.18), in each case without the written consent of each Lender, (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments and Revolving Credit Commitments on the date hereof) or (vii) without the prior written consent of each Lender directly affected thereby, amend the definition of the term “Interest Period” in any way which would permit Interest Periods to be in excess of six months; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

SECTION 9.9. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.9 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement, the Syndication Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.3. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, each other Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (A) any actual or prospective assignee or pledgee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (vi) with the consent of the Borrower or (vii) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure by the Borrower; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 9.18. Releases of Guarantees and Liens. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.8) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.8 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Hedging Agreements) shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any person.

(c) Upon the occurrence of a Release of Collateral Event and provided that no Default or Event of Default shall have occurred and be continuing, the Lenders agree, upon the request of and at the expense of the Borrower, to take such action as is necessary to release all Collateral other than Collateral consisting of Equity Interests of the Borrower (if applicable) and its subsidiaries; provided, however, that if such Release of Collateral Event ceases to be continuing and in effect at any time, the Required Lenders or the Administrative Agent may require first priority security interests on the same categories of Collateral that was previously released, such security interests to be created and perfected within 30 days of notice from the Required Lenders or the Administrative Agent to the Borrower. The Lenders hereby authorize the Administrative Agent to execute and deliver such documentation or to take such other action as is necessary to give effect to this Section 9.18.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KNOLL, INC.

by	/s/ Barry L. McCabe
	Name:	Barry L. McCabe
	Title:	Chief Financial Officer and Senior Vice-President

UBS AG, STAMFORD BRANCH, as Administrative Agent

by	/s/ Wilfred V. Saint
	Name:	Wilfred V. Saint
	Title:	Director Banking Products Services U.S.

by	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director Banking Products Services, US

UBS SECURITIES LLC, as an Arranger and as a Co-Documentation Agent

by	/s/ David A. Juge
	Name:	David A. Juge
	Title:	Managing Director

by	/s/ Oliver O. Trumbo II
	Name:	Oliver O. Trumbo II
	Title:	Director

UBS LOAN FINANCE LLC, individually and as Swingline Lender

by	/s/ Wilfred V. Saint
	Name:	Wilfred V. Saint
	Title:	Director Banking Products Services U.S.

by	/s/ Joselin Fernandes
	Name:	Joselin Fernandes
	Title:	Associate Director Banking Products Services, US

GOLDMAN SACHS CREDIT PARTNERS L.P.,
individually, as Syndication Agent, as a Co- Documentation Agent and as an Arranger

by	/s/ William W. Archer
	Name:	William W. Archer
	Title:	Managing Director

AMALGAMATED BANK, as a Lender

by	/s/ J. Bruce Meredith
	Name:	J. Bruce Meredith
	Title:	Vice President

2

EXHIBIT A

FINAL

2650780v.3

[FORM OF]

ASSIGNMENT AND ASSUMPTION

Reference is made to the Credit Agreement dated as of September 30, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement) among KNOLL, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, [            ], as documentation agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent, UBS AG, STAMFORD BRANCH, as administrative agent, and UBS SECURITIES LLC, and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners.

1. The Assignor identified on the signature page hereto (the “Assignor”) hereby sells and assigns, without recourse, to the Assignee identified on the signature page hereto (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date of Assignment set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 9.4(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the Swingline Commitment, Revolving Commitment and the Term Loans, Other Term Loans, Swingline Loans, Revolving Loans and participations held by the Assignor in Letters of Credit which are outstanding on the Effective Date of Assignment. From and after the Effective Date of Assignment (i) the Assignee, if it is not already a party to the Credit Agreement, shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Assumption, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in (i) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Assumption; (b) confirms that it has received a copy of the Credit Agreement together with copies of the financial statements referred to in Section 5.4 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this

Assignment and Assumption; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

4. This Assignment and Assumption is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, the documentation requested pursuant to Section 2.19(e) of the Credit Agreement, duly completed and executed by such Assignee; (ii) if the Assignee is not already a Lender under the Credit Agreement, an administrative questionnaire required under Section 9.4(b) of the Credit Agreement; and (iii) a processing and recordation fee of $3,500.

5. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

6. Date of Assignment:

7. Legal Name of Assignor:

8. Legal Name of Assignee:

9. Assignee’s Address for Notices:

10. Effective Date of Assignment (may not be fewer than 5 Business Days after the Date of Assignment unless the Administrative Agent shall otherwise agree):

11. Percentage Assigned of Applicable Loan/Commitment:

Loan/Commitment	Principal Amount Assigned	Percentage Assigned of Applicable Loan/Commitment (set forth, to at least 8 decimals, as a percentage of the Loan and the aggregate Commitments of all Lenders thereunder)
Term Loans	$	%
Other Term Loans	$	%
Revolving Loans	$	%
Letters of Credit	$	%
Swingline Loans	$	%

[Signature Page Follows]

The terms set forth above are hereby agreed to:
[ ],
as Assignor

By:
Name:
Title:

[ ],
as Assignee

By:
Name:
Title:

Accepted:

[KNOLL, INC.

By:
Name:
Title:]*

UBS AG, STAMFORD BRANCH,
as Administrative Agent[, as Issuing Bank and as Swingline Lender]*

By:
Name:
Title:

By:
Name:
Title:

*	To be included only to the extent the Issuing Bank, the Swingline Lender and the Borrower consent is required under Section 9.04(b) of the Credit Agreement.

2650815	EXHIBIT B

FORM OF BORROWING REQUEST

To:	UBS AG, Stamford Branch
as Administrative Agent
677 Washington Boulevard
Stamford, CT 06901
Attention: Vladimira Holeckova
Telecopy: (203) 719-4176

Reference is made to the Credit Agreement dated as of September 30, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Knoll, Inc. a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, [            ], as documentation agent, Goldman Sachs Credit Partners L.P., as syndication agent, UBS AG, Stamford Branch, as administrative agent, and UBS Securities LLC, and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunners. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower hereby gives notice to the Administrative Agent that Loans under the Facility, and of the type and amount, set forth below are requested to be made on the date indicated below:

[TERM] [OTHER TERM] [REVOLVING CREDIT] [SWINGLINE] LOANS1

Type of Loans	Interest Period	Aggregate Amount	Date of Loans
ABR Loans	N/A	________	___________
	______	________	___________
Eurodollar Loans[2]	______	________
	______	________
	______	________

[1]	Specify the Facility under which Loans are requested. The Borrower shall submit a separate Borrowing Request for requested Loans under each Facility.

[2]	If more than one Interest Period is requested, the Borrower shall list duration of each requested Interest Period and amount of requested Loans allocated to each Interest Period.

The proceeds of the Loans are to be deposited in the following account of the Borrower:

Wire Instructions:
[ ]
ABA:	[ ]
A/C:	[ ]
A/C#:	[ ]
Ref:	[ ]

The Borrower hereby certifies that as of the date hereof:

(i) the representations and warranties contained in each of the Loan Documents are true, correct and complete in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; and

(ii) no Event of Default or Default has occurred and is continuing.

KNOLL, INC.

By:
Title:

DATE:

2

EXHIBIT C

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

                            , 2004,

among

KNOLL, INC.,

the Subsidiaries of KNOLL, INC. identified herein,

and

UBS AG, STAMFORD BRANCH,

as

Administrative Agent

Schedules

Schedule I	Guarantors
Schedule II	Capital Stock; Debt Securities

Exhibits

Exhibit A	Form of Supplement
Exhibit B	Form of Perfection Certificate

GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of                             , 2004, among KNOLL, INC., a Delaware corporation (the “Borrower”), the Subsidiaries of the Borrower identified herein and UBS AG, STAMFORD BRANCH, as administrative agent (the “Administrative Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement (as hereinafter defined) and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, dated as of September 30, 2004 (the “Credit Agreement”), among the Borrower, the Lenders, Goldman Sachs Credit Partners L.P., as syndication agent, the Administrative Agent, and UBS Securities LLC and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunners, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Lenders;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees as follows:

ARTICLE I

Definitions

SECTION 1.1. Credit Agreement. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings set forth in the Credit Agreement. All terms defined in the New York UCC (as such term is defined herein) and not defined in this Agreement have the meanings specified therein. All references to the Uniform Commercial Code shall mean the New York UCC (and if defined in more than one Article of the New York UCC, shall have the meaning given in Article 9 thereof). The rules of construction specified in Section 1.2 of the Credit Agreement also apply to this Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Account Debtor” means any person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts Receivable” shall mean all Accounts and all right, title and interest in any returned goods, together will all rights, titles, securities and guarantees with respect thereto, including any rights to stoppage in transit, replevin, reclamation and resales, and all related security interests, liens and pledges, whether voluntary or involuntary, in each case whether now existing or owned or hereafter arising or acquired.

“Administrative Agent” has the meaning assigned to such term in the preamble of this Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.1.

“Borrower” has the meaning assigned to such term in the preamble of this Agreement.

“Chattel Paper” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Claiming Guarantor” has the meaning assigned to such term in Section 6.2.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Account” means any collateral account established by the Administrative Agent as provided in Section 5.5 or 5.7.

“Commercial Tort Claim” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Commodity Intermediary” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Contracts” means all contracts and agreements between any Grantor and any other person (in each case, whether written or oral, or third party or intercompany) as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time including (i) all rights of any Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of any Grantor to damages arising thereunder and (iv) all rights of any Grantor to terminate and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.

“Contributing Guarantor” has the meaning assigned to such term in Section 6.2.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office or any similar office in any other country), including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Deposit Account” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Electronic Chattel Paper” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Entitlement Holder” has the meaning assigned to such term in Section 8-102 of the New York UCC.

“Entitlement Order” has the meaning assigned to such term in Section 8-102 of the New York UCC.

“Equipment” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.4.

“Farm Products” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Financial Asset” has the meaning assigned to such term in Section 8-102 of the New York UCC.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of any Grantor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, including all rights and interests in partnerships, limited partnerships, limited liability companies and other unincorporated entities, corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Hedging Agreements and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor to secure payment by an Account Debtor of any of the Accounts.

“Government Contract” any contract or agreement between any Grantor and any Governmental Authority on which the obligor is a Governmental Authority.

“Grantors” means the Borrower and the Guarantors.

“Guarantors” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Guarantor after the Closing Date.

“Instrument” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Inventory” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Investment Property” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Issuers” means the collective reference to each issuer of any Investment Property.

“Lenders” has the meaning assigned to such term in the preamble of this Agreement.

“Letter-of-Credit Right” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party.

“Merger” has the meaning assigned to such term in the recitals.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) the “Obligations” as defined in the Credit Agreement, (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each of the other Loan Documents, and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all design patents of the United States or the equivalent thereof, including industrial designs, in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor or any similar offices in any other country), including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Financial Officer.

“Pledged Collateral” has the meaning assigned to such term in Section 3.1.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.1.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.1.

“Proceeds” has the meaning assigned to such term in Section 9-102 of the New York UCC.

“Receivable” means any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Syndication Agent, (d) the Arrangers, (e) any Issuing Bank, (f) each counterparty to any Hedging Agreement with a Loan Party that either (i) is in effect on the Closing Date if such counterparty is a Lender or an Affiliate of a Lender as of the Closing Date or (ii) is entered into after the Closing Date if such counterparty is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is entered into, (g) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (h) the successors and assigns of each of the foregoing.

“Securities Account” has the meaning assigned to such term in Section 8-501 of the New York UCC.

“Securities Intermediary” has the meaning assigned to such term in Section 8-102 of the New York UCC.

“Security” has the meaning assigned to such term in Section 8-102 of the New York UCC.

“Security Interest” has the meaning assigned to such term in Section 4.1.

“Supplement” has the meaning assigned to such term in Section 7.16.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office) or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

“Vehicles” means all cars, trucks, trailers, construction and earth moving equipment and other vehicles, in each case covered by a certificate of title law of any state.

ARTICLE II

Guarantee

SECTION 2.1. Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each of the Guarantors further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation. Each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.2. Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a continuing, absolute, irrevocable and unconditional guarantee of payment when due and not of collection, without regard to any right of offset with respect to the Obligations at any time or from time to time held by the Secured Parties. Each of the Guarantors waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto.

SECTION 2.3. No Limitations, Etc. (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.15, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; (v) the failure to perfect any Lien or security interest granted to, or in favor of, any Secured Party as security for any of the Obligations; or (vi) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Guarantor expressly authorizes the Administrative Agent to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b) To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.4. Reinstatement. Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.5. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

SECTION 2.7. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article II constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 2.8. Continuing Guarantee. The guarantee in this Article II is a continuing guarantee of payment, and shall apply to all Obligations whenever arising.

SECTION 2.9. General Limitation on Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 2.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 2.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

ARTICLE III

Pledge of Securities

SECTION 3.1. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a) Equity Interests owned by it and listed on Schedule II and any other Equity Interests obtained in the future by such

Grantor and the certificates representing all such Equity Interests (the “Pledged Stock”); provided, however, that the Pledged Stock shall not include more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary; provided, further, that the Pledged Stock shall not include the Equity Interests of Knoll Muebles y Sistemas S.A. so long as all such Equity Interests are sold in compliance with the terms of the Credit Agreement; (b)(i) the debt securities listed opposite the name of such Grantor on Schedule II, (ii) any debt securities in the future issued to such Grantor and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 3.1; (d) subject to Section 3.6, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (e) subject to Section 3.6, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.2. Delivery of the Pledged Collateral. (a) Each Grantor agrees promptly to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities.

(b) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by stock powers duly executed in blank or other instruments of transfer satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

SECTION 3.3. Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a) Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by such Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder;

(b) except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) holds the same free and clear of all Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement or as permitted by the Credit Agreement and transfers made in compliance with the Credit Agreement, and (iv) subject to Section 3.6, will cause any and all Pledged Collateral, whether for value paid by the Grantor or otherwise, to be forthwith deposited with the Administrative Agent and pledged or assigned hereunder;

(c) except for restrictions and limitations imposed by the Loan Documents or securities laws generally, the Pledged Collateral (other than Pledged Collateral representing less than all of the Equity Interests of a person) is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(d) each of the Grantors (i) has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated and (ii) will defend its title or interest thereto or therein against any and all Liens (other than Liens created by this Agreement or as permitted by the Credit Agreement), however arising, of all persons whomsoever;

(e) no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge of the Pledged Collateral effected hereby (other than such as have been obtained and are in full force and effect and except with respect to Pledged Collateral in the form of Equity Interests in joint ventures);

(f) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations; and

(g) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

SECTION 3.4. Certification of Limited Liability Company Interests and Limited Partnership Interests. Unless otherwise agreed by the Administrative Agent in writing, each interest in any limited liability company or limited partnership controlled by any Grantor and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC;

SECTION 3.5. Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent. Each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Administrative Agent shall at all times have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.6. Voting Rights; Dividends and Interest, etc. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the Grantors at least two Business Days’ notice of its intent to exercise its rights under this Agreement (which notice shall be deemed to have been given immediately upon the occurrence of an Event of Default with respect to the Borrower under paragraph (g) or (h) of Article VII of the Credit Agreement):

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided, however, that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii) The Administrative Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to each Grantor, all such proxies, powers of attorney and other instruments as a Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws; provided, however, that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement).

(b) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified (or shall be deemed to have notified) the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.6, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.6 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.6 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.2. After all Events of Default have been cured or waived and the applicable Grantor or Grantors have delivered to the Administrative Agent certificates to that effect, the Administrative Agent shall, promptly after all such Events of Default have been cured or waived, repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.6 and that remain in such account.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified (or shall be deemed to have notified) the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.6, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.6, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 3.6, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights.

(d) Any notice given by the Administrative Agent to the Grantors exercising its rights under paragraph (a) of this Section 3.6 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.1. Security Interest. (a) As security for the payment or performance, as the case may be, in full of the Obligations, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”), in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Contracts;

(iv) all Deposit Accounts;

(v) all Documents;

(vi) all Equipment;

(vii) all Fixtures;

(viii) all General Intangibles;

(ix) all Instruments;

(x) all Intellectual Property;

(xi) all Inventory;

(xii) all Investment Property;

(xiii) all Letters-of-Credit and Letter-of-Credit Rights;

(xiv) all Money;

(xv) all Commercial Tort Claims including, without limitation, the Commercial Tort Claims specified in the Perfection Certificate;

(xvi) all Pledged Collateral, Goods, insurance and other property not otherwise described above;

(xvii) all books and records pertaining to the Article 9 Collateral; and

(xviii) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any person with respect to any of the foregoing.

Notwithstanding the foregoing, the Article 9 Collateral shall not include any of the following assets now owned or hereafter acquired which would otherwise be included in the Article 9 Collateral: (a) assets sold to a person which is not a Grantor in compliance with the Credit Agreement, (b) assets owned by a Guarantor after the release of the guarantee of such Guarantor pursuant to Section 7.15, (c) assets subject to a Lien permitted by Sections 6.2(a), (c) and (i) of the Credit Agreement (but only to the extent and for so long as the grant of a security interest thereon would violate the documentation governing such Lien), (d) licenses, contracts and agreements which contain a valid and enforceable prohibition on the creation of a security interest therein so long as such prohibition remains in effect and is valid notwithstanding Sections 9-406, 9-407, 9-408 and 9-409 of the applicable Uniform Commercial Code, (e) vehicles, (f) Investment Property solely to the extent excluded by the proviso in Section 3.1(a), (g) real estate leasehold interests in real estate that is not used for manufacturing and (h) any other asset, if any, specifically identified from time to time by the Administrative Agent and the Borrower in writing in connection with the determination by the Administrative Agent pursuant to the last sentence of Section 5.9 of the Credit Agreement.

(b) Each Grantor hereby irrevocably authorizes the Administrative Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon request. Each Grantor authorizes the Administrative Agent to use the collateral description “all personal property” or words of similar import in any such financing statements. Each Grantor also ratifies its authorization for the Administrative Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Administrative Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) or to file such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party.

(c) The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

SECTION 4.2. Representations and Warranties. The Grantors jointly and severally represent and warrant to the Administrative Agent and the Secured Parties that:

(a) Each Grantor (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party.

(b) The transactions contemplated by the Loan Documents to which each Grantor is a party (i) have been duly authorized by all requisite corporate and, if required, stockholder action and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of such Grantor, (2) any order of any Governmental Authority or (3) any provision of any indenture, material agreement or other material instrument to which such Grantor is a party or by which any of them or any of their property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, material agreement or other material instrument or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Grantor (other than any Lien created under the Loan Documents).

(c) This Agreement has been duly executed and delivered by each Grantor and constitutes, and each other Loan Document to which it is a party, when executed and delivered by such Grantor, will constitute, a legal, valid and binding obligation of such Grantor enforceable against such Grantor in accordance with its terms.

(d) Each Grantor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained.

(e) The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein (including (x) the exact legal name of each Grantor and (y) the jurisdiction of organization of each Grantor) is correct and complete as of the Closing Date. Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral have been prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the Borrower to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations required by Sections 5.6 or 5.9 of the Credit Agreement, which are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights) that are necessary as of the Closing Date to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. Each Grantor represents and warrants that a fully executed agreement in the form hereof and containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights have been delivered to the Administrative Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. §261, 15 U.S.C. §1060 or 17 U.S.C. §205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the ratable benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of Patents, Trademarks and Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).

(f) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.2(e), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement.

(g) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement. None of the Grantors has filed or authorized to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 6.2 of the Credit Agreement. None of the Grantors hold any Commercial Tort Claim except as indicated on the Perfection Certificate.

SECTION 4.3. Covenants. (a) Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral as is prudent in the conduct of its business, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Article 9 Collateral, and, at such time or times as the Administrative Agent may request, to prepare and deliver as soon as reasonably practicable to the Administrative Agent a duly certified schedule or schedules in form and detail satisfactory to the Administrative Agent showing the identity, amount and location of any and all Article 9 Collateral.

(b) Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.2 of the Credit Agreement.

(c) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument in excess of $200,000 and the amount due and payable under such note or instrument shall be due and payable more than 90 days after the issuance of such note or instrument, such Grantor shall notify the Administrative Agent of the existence of such note or instrument no later than the date of delivery of the next quarterly officer’s certificate required to be delivered pursuant to Section 5.4(c) of the Credit Agreement, unless an Event of Default has occurred and is continuing, in which case it shall promptly notify the Administrative Agent of such note or instrument, and such note or instrument shall, upon the request of the Administrative Agent, be promptly pledged and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent. Notwithstanding the foregoing, if any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument in excess of $1,500,000, such note or instrument shall be promptly pledged and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.

Without limiting the generality of the foregoing, each Grantor hereby authorizes the Administrative Agent, with prompt notice thereof to the Grantors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may, in the Administrative Agent’s judgment, constitute Copyrights, Patents or Trademarks; provided that any Grantor shall have the right, exercisable within 10 days after it has been notified by the Administrative Agent of the specific identification of such Collateral, to advise the Administrative Agent in writing of any material inaccuracy of the representations and warranties made by such Grantor hereunder with respect to such Collateral. Each Grantor agrees that it will use its best efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct in all material respects with respect to such Collateral within 30 days after the date it has been notified by the Administrative Agent of the specific identification of such Collateral.

(d) The Administrative Agent and such persons as the Administrative Agent may designate shall have the right, at the Grantors’ own cost and expense, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, in accordance with Section 5.7 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors (only during the existence of a Default) or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Administrative Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(e) At its option, the Administrative Agent may discharge past due Taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not expressly permitted pursuant to Section 6.2 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Administrative Agent on demand for any payment made or any expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) As between each Grantor, the Administrative Agent and the Secured Parties, each Grantor shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Administrative Agent and the Secured Parties from and against any and all liability for such performance.

(g) None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by Section 6.2 of the Credit Agreement. None of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral, except as expressly permitted by Sections 6.3 and 6.5 of the Credit Agreement.

(h) None of the Grantors will, without the Administrative Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, credits, discounts, compromises, compoundings or settlements granted or made in good faith in the prudent conduct of the business of such Grantor.

(i) The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 5.2 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or under the Credit Agreement or to pay any premium in whole or part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable. All sums disbursed by the Administrative Agent in connection with this paragraph, including attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Administrative Agent and shall be additional Obligations secured hereby.

(j) Each Grantor shall maintain, in form and manner reasonably satisfactory to the Administrative Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

(k) Each Grantor agrees to notify the Administrative Agent promptly in writing upon learning that any of the Article 9 Collateral constitutes, or is the Proceeds of, Farm Products.

(l) With respect to each Government Contract subject to the Federal Assignment of Claims Act, 31 U.S.C. 3727, or the Federal Assignment of Contracts Act, 41 U.S.C. 15, each Grantor covenants and agrees that, during all times that no Event of Default has occurred and is continuing, it shall make commercially reasonable efforts to provide any information reasonably requested by the Administrative Agent with respect to such Grantor’s Government Contracts, and upon the occurrence and continuance of an Event of Default and upon the request of the Administrative Agent, it shall take all steps necessary to comply with the requirements of such act relating to the validity of the security interest of the Administrative Agent in such Government Contract including, without limitation, the giving of notice to the Governmental Authority of the security interest of the Administrative Agent therein and the filing of original and true copies of this Agreement with the appropriate governmental offices and any sureties as required by applicable law and regulations and, where required, obtaining consent of the Governmental Authority to the assignment to the Administrative Agent hereunder. Each Grantor shall also comply with any applicable state or foreign statutes of similar import.

(m) In the event that the Administrative Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Administrative Agent, such Grantor agrees to use its best efforts to assist and aid the Administrative Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.4. Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in the Article 9 Collateral, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instrument in excess of $200,000 and the amount due and payable under such Instrument shall be due and payable more than 90 days after the issuance of such Instrument, such Grantor shall notify the Administrative Agent of the existence of such Instrument no later than the date of delivery of the next quarterly officer’s certificate required to be delivered pursuant to Section 5.4(c) of the Credit Agreement, unless an Event of Default has occurred and is continuing, in which case it shall promptly notify the Administrative Agent of such Instrument, and such Instrument shall, upon the request of the Administrative Agent, forthwith be endorsed, assigned and delivered to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. Notwithstanding the foregoing, if any amount payable to any Grantor under or in connection with any Instrument in excess of $1,500,000, such Instrument shall be promptly pledged and delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent.

(b) Deposit Accounts. For each Deposit Account that any Grantor currently maintains, such Grantor shall, on or prior to November 15, 2004 (or such later date not beyond January 15, 2004 as the Administrative Agent may agree in its sole discretion) with respect to Deposit Accounts in existence on the date hereof and within 60 days (or such time as the Administrative Agent may agree in its sole discretion) after opening any Deposit Account with respect to Deposit Accounts opened after the date hereof, either (i) cause the depositary bank to agree to comply at any time with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Grantor or any other person, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, or (ii) arrange for the Administrative Agent to become the customer of the depositary bank with respect to the Deposit Account, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw funds from such Deposit Account. The Administrative Agent agrees with each

Grantor that the Administrative Agent shall not give any such instructions or withhold any withdrawal rights from any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal, would occur. The provisions of this paragraph shall not apply to (A) any Deposit Account for which any Grantor, the depositary bank and the Administrative Agent have entered into a cash collateral agreement specially negotiated among such Grantor, the depositary bank and the Administrative Agent for the specific purpose set forth therein, (B) Deposit Accounts for which the Administrative Agent is the depositary, (C) Deposit Accounts of which all or a substantial portion of the funds on deposit are used for funding (i) payroll, (ii) 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation, (iii) health care benefits (e.g., imprest accounts) and (iv) escrow arrangements (e.g., environmental indemnity accounts) and (D) other Deposit Accounts (not already subject to the provisions of this paragraph) with an aggregate average daily balance during any calendar quarter of all funds in all such other Deposit Accounts for all Grantors not in excess of $1,000,000 at any time.

(c) Investment Property. Except to the extent otherwise provided in Article III, if any Grantor shall at any time hold or acquire any certificated securities with an aggregate value in excess of $50,000, such Grantor shall forthwith endorse, assign and deliver the same to the Administrative Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. If any securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause the issuer to agree to comply with instructions from the Administrative Agent as to such securities, without further consent of any Grantor or such nominee, or (b) arrange for the Administrative Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Grantor are held by such Grantor or its nominee through a Securities Intermediary or Commodity Intermediary, such Grantor shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (a) cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply with Entitlement Orders or other instructions from the Administrative Agent to such Securities Intermediary as to such securities or other Investment Property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such Commodity Intermediary, in each case without further consent of any Grantor or such nominee, or (b) in the case of Financial Assets (as governed by Article 8 of the New York UCC) or other Investment Property held through a Securities Intermediary, arrange for the Administrative Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Administrative Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Administrative Agent agrees with each of the Grantors that the Administrative Agent shall not give any such Entitlement Orders or instructions or directions to any such issuer, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Grantor, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights would occur. The provisions of this paragraph shall not apply to any Financial Assets credited to a Securities Account for which the Administrative Agent is the Securities Intermediary.

(d) Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Grantor shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may request to vest in the Administrative Agent control under New York UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with such Grantor that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.

(e) Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor, such Grantor shall promptly notify the Administrative Agent thereof and, at the request and option of the Administrative Agent, such Grantor shall, pursuant to an agreement in form and substance satisfactory to the Administrative Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent of the proceeds of any drawing under the letter of credit or (ii) arrange for the Administrative Agent to become the transferee beneficiary of the letter of credit, with the Administrative Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(f) Commercial Tort Claims. If any Grantor shall at any time hold or acquire a Commercial Tort Claim and such claim is for more than $1,000,000, such Grantor shall notify the Administrative Agent no later than the date of delivery of the next quarterly officer’s certificate required to be delivered pursuant to Section 5.4(c) of the Credit Agreement (unless an Event of Default has occurred and is continuing, in which case such Grantor shall notify the Administrative Agent promptly) of such claim in a writing signed by such Grantor including a summary description of such claim and grant to the Administrative Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent.

SECTION 4.5. Covenants regarding Patent, Trademark and Copyright Collateral. (a) Each Grantor agrees that it will not, and will not permit any of its licensees to, do any act, or omit do to any act, whereby any Patent that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws.

(b) Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such

Trademark, (iii) display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(c) Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws.

(d) Each Grantor shall notify the Administrative Agent immediately if it knows or has reason to know that any Patent, Trademark or Copyright that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, may become abandoned, lost or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e) In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, with respect to any of the same which is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, unless it informs the Administrative Agent of such application no later than the date of delivery of the next quarterly officer’s certificate required to be delivered pursuant to Section 5.4(c) of the Credit Agreement, unless an Event of Default has occurred and is continuing, in which case it shall promptly notify the Administrative Agent of such application, and, upon request of the Administrative Agent, executes and delivers any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Administrative Agent’s security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f) [Intentionally Omitted]

(g) [Intentionally Omitted]

(h) Upon the occurrence and during the continuance of an Event of Default, each Grantor shall, at the request of the Administrative Agent, use its best efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Administrative Agent or its designee.

(i) In no event shall any Grantor license the Intellectual Property other than licenses entered into by such Grantor in, or incidental to, the ordinary course of business, or amend or permit the amendment of any of the licenses in a manner that materially and adversely affects the right to receive payments thereunder, or in any manner that would materially impair the value of the Intellectual Property or the Lien on and security interest in the Intellectual Property intended to be granted to the Administrative Agent for the benefit of the Secured Parties, without the consent of the Administrative Agent.

(j) Each Grantor shall, at its sole cost and expense, (i) diligently keep adequate records respecting the Intellectual Property and (ii) furnish to the Administrative Agent from time to time upon the Administrative Agent’s request therefor reasonably detailed statements and amended schedules further identifying and describing the Intellectual Property and such other materials evidencing or reports pertaining to the Intellectual Property as the Administrative Agent may from time to time request.

SECTION 4.6. After-Acquired Intellectual Property. If any Grantor shall, at any time before the Obligations have been paid in full (other than contingent indemnification obligations which, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), (a) obtain any rights to any additional Intellectual Property or (b) become entitled to the benefit of any additional Intellectual Property or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property, or any improvement on any Intellectual Property, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (a) or (b) of this Section 4.6 with respect to such Grantor shall automatically constitute Intellectual Property if such would have constituted Intellectual Property at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party. Each Grantor shall promptly (i) provide to the Administrative Agent written notice of any of the foregoing and (ii) upon the written request of the Administrative Agent, confirm the attachment of the Lien and security interest created by this Agreement to any rights described in clauses (a) and (b) of the immediately preceding sentence of this Section 4.6 by execution of an instrument in form reasonably acceptable to the Administrative Agent and the filing of any instruments or statements as shall be reasonably necessary to preserve, protect or perfect the Administrative Agent’s security interest in such Intellectual Property. Further, each Grantor authorizes the Administrative Agent to modify this Agreement by amending Schedule 10A and Schedule 10B annexed to the Perfection Certificate to include any Intellectual Property acquired or arising after the date hereof of such Grantor.

SECTION 4.7. Covenants Regarding Accounts. (a) Each Grantor shall keep and maintain at its own cost and expense complete records of each Account, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Grantor shall, at such Grantor’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including all documents evidencing Accounts and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Grantor). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Accounts or the Administrative Agent’s security interest therein without the consent of any Grantor.

(b) Each Grantor shall legend, at the request of the Administrative Agent and in form and manner satisfactory to the Administrative Agent, the Accounts and the other books, records and documents of such Grantor evidencing or pertaining to the Accounts with an appropriate reference to the fact that the Accounts have been assigned to the Administrative Agent for the benefit of the Secured Parties and that the Administrative Agent has a security interest therein.

(c) No Grantor shall rescind or cancel any obligations evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except modifications and adjustments that are consistent with prudent business practice, or extend or renew any such obligations except in accordance with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in accordance with prudent business practice without the prior written consent of the Administrative Agent.

(d) Each Grantor shall cause to be collected from the Account Debtor of each of the Accounts, as and when due and consistent with prudent business practice (including Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that any Grantor may, with respect to an Account, in a manner consistent with prudent business practice allow (i) a refund or credit due as a result of returned or damaged or defective merchandise and (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as shall be commercially reasonable in the circumstances, all in accordance with such Grantor’s prudent business practice and consistent with its collection practices as in effect from time to time. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by any Grantor, the Administrative Agent or any Secured Party, shall be paid by the Grantors.

ARTICLE V

Remedies

SECTION 5.1. Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Administrative Agent on demand, and it is agreed that the Administrative Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Administrative Agent, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Administrative Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and the Grantors hereby waive (to the extent permitted by law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.1 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.2. Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection, sale, foreclosure or other realization upon any Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Loan Document) in connection with such collection, sale, foreclosure or realization or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.3. Grant of License to Use Intellectual Property. For the purpose of enabling the Administrative Agent to exercise rights and remedies under this Article at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Administrative Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Administrative Agent shall be exercised, at the option of the Administrative Agent, only upon the occurrence and during the continuation of an Event of Default.

SECTION 5.4. Securities Act, etc. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable “blue sky” or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with such number of purchasers as the Administrative Agent determines to be reasonable to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.4 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

SECTION 5.5. Certain Matters Relating to Receivables. (a) At any time during the continuance of an Event of Default, the Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. At any time during the continuance of an Event of Default, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent if required, in a Collateral Account maintained under the sole dominion and control of the Administrative Agent, subject to withdrawal by the Administrative Agent for the account of the Secured Parties only as provided in Section 5.2, and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

SECTION 5.6. Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Administrative Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Administrative Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent or any Lender of any payment relating thereto, nor shall the Administrative Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

SECTION 5.7. Proceeds to be Turned Over To Administrative Agent. In addition to the rights of the Administrative Agent and the Secured Parties specified in Section 5.5 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.2.

SECTION 5.8. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent or any Lender to collect such deficiency.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.1. Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.3), the Borrower agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part a claim of any Secured Party, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.2. Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6.3) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Borrower as provided in Section 6.1, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.16, the date of the Supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.2 shall be subrogated to the rights of such Claiming Guarantor under Section 6.1 to the extent of such payment.

SECTION 6.3. Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 6.1 and 6.2 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6.1 and 6.2 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

(b) Each of the Borrower and the Guarantors hereby agrees that all Indebtedness and other monetary obligations owed by it to the Borrower or any Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.1. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 9.1 of the Credit Agreement. All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrower as provided in Section 9.1 of the Credit Agreement.

SECTION 7.2. Security Interest Absolute. All rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Obligations or this Agreement.

SECTION 7.3. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable or other Obligation (other than Obligations under Specified Hedge Agreements) under any Loan Document is outstanding and unpaid or the Aggregate L/C Exposure does not equal zero and so long as the Commitments have not expired or terminated.

SECTION 7.4. Binding Effect; Several Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Loan Party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.5. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.6. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 9.5 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Grantor jointly and severally agrees to indemnify the Administrative Agent and the other Indemnitees against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out of pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of, the execution, delivery or performance of this Agreement or any agreement or instrument contemplated hereby or any claim, litigation, investigation or proceeding relating to any of the foregoing agreement or instrument contemplated hereby or thereby, or to the Collateral, whether or not any Indemnitee is a party thereto; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.6 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 7.6 shall be payable on written demand therefor and shall bear interest at the rate for ABR Borrowings specified in Section 2.6 of the Credit Agreement.

SECTION 7.7. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent as the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided, however, that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.8. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.9. Waivers; Amendment. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.8 of the Credit Agreement.

SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.12. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 7.4. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 7.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.14. Jurisdiction; Consent to Service of Process. (a) Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America, sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the Loan Parties hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the Loan Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the Loan Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Loan Parties hereby irrevocably consents to service of process in the manner provided for notices in Section 7.1. Nothing in this Agreement or any other Loan Document will affect the right of the Administrative Agent to serve process in any other manner permitted by law.

SECTION 7.15. Termination or Release. (a) This Agreement, the Guarantees, the Security Interest and all other security interests granted hereby shall terminate when all the Obligations (other than Obligations under Specified Hedge Agreements) then due and owing have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the aggregate L/C Exposure has been reduced to zero and the Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b) A Guarantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Subsidiary of the Borrower.

(c) Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement to any person that is not the Borrower or a Guarantor, or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.8 of the Credit Agreement, the security interest in such Collateral shall be automatically released and the Administrative Agent will confirm such release in writing promptly after written request therefor.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) above, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or warranty by the Administrative Agent. Without limiting the provisions of Section 7.6, the Borrower shall reimburse the Administrative Agent upon demand for all costs and out of pocket expenses, including the fees, charges and disbursements of counsel, incurred by it in connection with any action contemplated by this Section 7.15.

SECTION 7.16. Additional Grantors. Pursuant to Section 5.9 of the Credit Agreement, each Domestic Subsidiary of a Loan Party that was not in existence or not a Subsidiary on the date of the Credit Agreement is required to enter in this Agreement as a Guarantor upon becoming such a Subsidiary. Upon execution and delivery by the Administrative Agent and a Domestic Subsidiary of a supplement in the form of Exhibit A hereto (a “Supplement”), such Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.17. Right of Setoff. If an Event of Default shall have occurred and is continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Grantor against any and all of the obligations of such Grantor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 7.18. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent and the Lenders hereunder are solely to protect the Administrative Agent’s and the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent or any Lender to exercise any such powers. The Administrative Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

SECTION 7.19. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7.20. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Grantors and the Lenders.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

KNOLL, INC.

By:

Name:
Title:

SPINNEYBECK ENTERPRISES, INC.

By:

Name:
Title:

KNOLL OVERSEAS, INC.

By:

Name:
Title:

Accepted:

UBS AG, STAMFORD BRANCH, as Administrative Agent

By:

Name:
Title:

By:

Name:
Title:

Schedule I to

the Guarantee and

Collateral Agreement

GUARANTORS

Name of Subsidiary	Jurisdiction of Organization	Form of Organization

Schedule II to

the Guarantee and

Collateral Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage Of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Schedule III to

the Guarantee and

Collateral Agreement

U.S. COPYRIGHTS OWNED BY BORROWER

U.S. Copyright Registrations

Pending U.S. Copyright Applications for Registration

.

Non-U.S. Copyright Registrations

Non-U.S. Pending Copyright Applications for Registration

1

Schedule III to

the Guarantee and

Collateral Agreement

PATENTS OWNED BY BORROWER

U.S. Patent Registrations

.

U.S. Patent Applications

.

Non-U.S. Patent Registrations

.

Non-U.S. Patent Applications

.

2

Schedule III to

the Guarantee and

Collateral Agreement

TRADEMARK/TRADE NAMES OWNED BY BORROWER

U.S. Trademark Registrations

.

U.S. Trademark Applications

.

State Trademark Registrations

.

Non-U.S. Trademark Registrations

.

Non-U.S. Trademark Applications

.

Trade Names

.

3

Schedule III to

the Guarantee and

Collateral Agreement

COPYRIGHTS OWNED BY [SUBSIDIARY]

U.S. Copyright Registrations

Pending U.S. Copyright Applications for Registration

Non-U.S. Copyright Registrations

Non-U.S. Pending Copyright Applications for Registration

TRADEMARK/TRADE NAMES OWNED BY [SUBSIDIARY]

U.S. Trademark Registrations

U.S. Trademark Applications

State Trademark Registrations

.

Non-U.S. Trademark Registrations

.

Non-U.S. Trademark Applications

.

Trade Names

4

Schedule III to

the Guarantee and

Collateral Agreement

PATENTS OWNED BY [SUBSIDIARY]

U.S. Patent Registrations

Patent Numbers	Issue Date

U.S. Patent Applications

Application Numbers	Filing Date

Non-U.S. Patent Registrations

Country	Issue Date	Patent No.

5

Schedule III to

the Guarantee and

Collateral Agreement

Non-U.S. Patent Applications

Country	Filing Date	Application No.

6

Exhibit A to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO. [•] dated as of [•], to the Guarantee and Collateral Agreement dated as of September 30, 2004 (the “Guarantee and Collateral Agreement”), among KNOLL, INC., a Delaware corporation (the “Borrower”), each subsidiary of the Borrower listed on Schedule I thereto (each such subsidiary individually a “Guarantor” and collectively, the “Guarantors”; the Guarantors and the Borrower are referred to collectively herein as the “Grantors”).

A. Reference is made to the Credit Agreement dated as of September 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders named therein (the “Lenders”), and UBS AG, Stamford Branch, as administrative agent (in such capacity, the “Administrative Agent”).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guarantee and Collateral Agreement referred to therein, as applicable.

C. The Grantors have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Section 7.16 of the Guarantee and Collateral Agreement provides that additional Domestic Subsidiaries of the Loan Parties may become Guarantors and Grantors under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor and a Grantor under the Guarantee and Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the New Subsidiary agrees as follows:

SECTION 1. In accordance with Section 7.16 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Grantor and Guarantor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Grantor and Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct in all material respects on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Grantor” or a “Guarantor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and

1

delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that bear the signature of the New Subsidiary. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral of the New Subsidiary and (b) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.1 of the Guarantee and Collateral Agreement. All communications and notices hereunder to the New Subsidiary shall be given to it at the address set forth under its signature below.

SECTION 9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[signature page follows]

2

IN WITNESS WHEREOF, the New Subsidiary has duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

by

Name: Title: Address: Legal Name: Jurisdiction of Formation: Location of Chief Executive Office:

3

Schedule I to

Supplement No.         to the

Guarantee and

Collateral Agreement

LOCATION OF COLLATERAL

Description	Location

JURISDICTION OF FORMATION

Schedule II to

Supplement No.

to the Guarantee and

Collateral Agreement

Pledged Securities of the New Subsidiary

CAPITAL STOCK

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

Exhibit B to

Guarantee and

Collateral Agreement

FORM OF PERFECTION CERTIFICATE

Reference is made to (a) the Credit Agreement dated as of September 30, 2004, (as amended, supplemented, or otherwise modified from time to time, the “Credit Agreement”), among KNOLL, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement, [                                                     ], as documentation agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent and UBS AG, STAMFORD BRANCH, as administrative agent, and UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners, and (b) the Guarantee and Collateral Agreement dated as of September 30, 2004 (as amended, supplemented, or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Borrower and the Subsidiaries identified therein (the “Guarantors”). Capitalized terms used but not defined herein have the meanings assigned thereto in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

The undersigned, a Responsible Officer of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of formation, is as follows:

(b) Set forth below is each other legal name each Grantor has had in the past five years, together with the date of the relevant change:

(c) Except as set forth in Schedule 1 hereto, no Grantor has changed its identity or corporate structure in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by Sections 1 and 2 of this certificate as to each acquiree or constituent party to a merger or consolidation.

(d) The following is a list of all other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years:

(e) Set forth below is the Federal Taxpayer Identification Number and Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization:

2. Current Locations. (a) The chief executive office of each Grantor is located at the address set forth opposite its name below:

Grantor	Mailing Address	County	State

(b) Set forth below opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts Receivable (with each location at which chattel paper, if any, is kept being indicated by an “*”):

Grantor	Mailing Address	County	State

(c) The jurisdiction of formation of each Grantor that is a registered organization is set forth opposite its name below:

Grantor:	Jurisdiction:

(d) Set forth below opposite the name of each Grantor are all the locations where such Grantor maintains any Equipment or other Collateral not identified above:

Grantor	Mailing Address	County	State

(e) Set forth below opposite the name of each Grantor are all the places of business of such Grantor not identified in paragraph (a), (b), (c) or (d) above:

Grantor	Mailing Address	County	State

(f) Set forth below opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor that have possession of any of the Collateral of such Grantor:

Grantor	Mailing Address	County	State

3. Unusual Transactions. All Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business.

4. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and such search reports reflect no liens against any of the Collateral other than those permitted under the Credit Agreement.

5. UCC Filings. Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located and, to the extent any of the collateral is comprised of fixtures, timber to be cut or as extracted collateral from the wellhead or minehead, in the proper local jurisdiction, in each case as set forth with respect to such Grantor in Section 2 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.

7. Stock Ownership and other Equity Interests. Attached hereto as Schedule 7 is a true and correct list of all the domestic and first-tier foreign issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interest of the Borrower and each Subsidiary and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests.

8. Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes (in excess of $200,000 and for which the amount due and payable thereunder is due and payable more than 90 days after the issuance of such note), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by the Borrower and each Subsidiary that are required to be pledged under the Guarantee and Collateral Agreement, including all applicable intercompany notes between Borrower and each Subsidiary of Borrower and between each Subsidiary of Borrower and each other such Subsidiary.

9. Advances. Attached hereto as Schedule 9 is (a) a true and correct list of all advances made by the Borrower to any Subsidiary of the Borrower or made by any Subsidiary of the Borrower to the Borrower or to any other Subsidiary of the Borrower (other than those advances issued in the ordinary course), which advances are on the date hereof evidenced by one or more intercompany notes pledged to the Administrative Agent pursuant to the requirements of the Guarantee and Collateral Agreement and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to the Borrower or any Subsidiary of the Borrower.

10. Intellectual Property. Attached hereto as Schedule 10(A) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Grantor’s Patents and Trademark, including the name of the registered owner, the registration number and the expiration date of each Patent and Trademark owned by any Grantor. Attached hereto as Schedule 10(B) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Grantor’s Copyrights, including the name of the registered owner, the registration number and the expiration date of each Copyright owned by any Grantor.

11. Real Property. Attached hereto as Schedule 11 is a list of all real property owned or leased by each Grantor.

12. Accounts. Attached hereto as Schedule 12 is a list of all deposit accounts, securities accounts and commodity accounts maintained by the Borrower or any Subsidiary, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

13. Letter-of-Credit Rights. Attached hereto as Schedule 13 is a list of all Letters of Credit issued in favor of the Borrower or any Subsidiary, as beneficiary thereunder.

14. Motor Vehicles/Certificates of Title. Attached hereto is a schedule of all motor vehicles (covered by certificates of title or ownership) valued at over $50,000 and owned by the Borrower or any Subsidiary, and the owner and approximate value of such motor vehicles.

15. Material Contracts. Attached here to as Schedule 15 is a list of all supply, customer and other contracts deemed by the Borrower to be material to the business of the Borrower or any Subsidiary.

16. Commercial Tort Claims. Attached here as Schedule 16 is a list of all Commercial Tort Claims against the Borrower or any Subsidiary deemed by the Borrower to be material.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate on this          day of September 2004.

KNOLL, INC.

by

Name: Title:

4

FINAL

2650816V.2	EXHIBIT D

[FORM OF]

L/C REQUEST

Dated: [date]

UBS AG, Stamford Branch, as Administrative Agent under the Credit Agreement (as amended, amended and restated, modified or supplemented from time to time, the “Credit Agreement”), dated as of September 30, 2004, among Knoll, Inc., a Delaware corporation (“Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, [            ], as documentation agent, Goldman Sachs Credit Partners L.P., as syndication agent, UBS AG, Stamford Branch, as administrative agent, and UBS Securities LLC, and Goldman Sachs Credit Partners L.P., as joint lead arrangers and joint bookrunners.

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Vladimira Holeckova

Telecopy: (203) 719-4176

[Name and Address of Issuing Bank

if different from Administrative Agent]

Ladies and Gentlemen:

We hereby request that [name of proposed Issuing Bank], as Issuing Bank under the Credit Agreement, [issue] [amend] [renew] [extend] [a] [an existing] Letter of Credit for the account of the undersigned1 on [date]2 (the “Date of [Issuance] [Amendment] [Renewal] [Extension]”) in the aggregate stated amount of $[            ]. [Such Letter of Credit was originally issued on [date].] The requested Letter of Credit [shall be] [is] denominated in [Dollars].

For purposes of this L/C Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit [will be] [is] [Insert name and address of beneficiary], and such Letter of Credit [will be] [is] in support of [3] and [will have]

[1]	Note that if the L/C Request is for the account of a Subsidiary, Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account or in favor of any Subsidiary.

[2]	Date of Issuance [Amendment] [Renewal] [Extension] which shall be at least three Business Days after the date of this L/C Request, if this L/C Request is delivered to the Issuing Bank by 11:00 a.m., New York City time.

[3]	Insert description of the obligation/transaction which is being supported.

[has] a stated expiration date of [date]4. [Describe the nature of the amendment, renewal or extension.]

We hereby certify that:

(i) the representations and warranties contained in each of the Loan Documents are true, correct and complete in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date; and

(ii) no Event of Default or Default has occurred and is continuing.

Copies of all relevant documentation with respect to the supported transaction are attached hereto.

[4]	Insert last date upon which drafts may be presented which may not be later than the Letter of Credit Expiration Date.

KNOLL, INC.

By:
Name:
Title:

[NAME OF SUBSIDIARY

By:
Name:
Title:]*

*	Required if Letter of Credit is issued for the account of any Subsidiary.

FINAL

2650818V.2	EXHIBIT E

[FORM OF]

INTEREST ELECTION REQUEST

UBS AG, Stamford Branch,

as Administrative Agent

677 Washington Boulevard

Stamford, Connecticut 06901

Attention:	Vladimira Holeckova

[Date]

Re: Knoll, Inc.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.10(b) of the Credit Agreement dated as of September 30, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement) among KNOLL, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto, [            ], as documentation agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent, UBS AG, STAMFORD BRANCH, as administrative agent, and UBS SECURITIES LLC, and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners.

The Borrower hereby requests that on [                ]1 (the “Interest Election Date”),

(i) $[            ] of the presently outstanding principal amount of the Loans originally made on [            ],

(ii) and all presently being maintained as [ABR Loans] [Eurodollar Loans],

[1]	Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 10:00 a.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 11:00 a.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof.

(iii) be [converted into] [continued as],

(iv) [Eurodollar Loans having an Interest Period of [one/two/three/six months] [ABR Loans].

The undersigned hereby certifies that the following statement is true on the date hereof, and will be true on the proposed Interest Election Date, both before and after giving effect thereto and to the application of the proceeds therefrom:

(i) the foregoing [conversion] [continuation] complies with the terms and conditions of the Credit Agreement (including, without limitation, Section 2.10 of the Credit Agreement).

[Signature Page Follows]

The Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

KNOLL, INC.

By:
Name: Title:

EXHIBIT F

MORTGAGE

(THIS MORTGAGE ALSO CONSTITUTES A FIXTURE FILING UNDER THE [INSERT STATE] UNIFORM COMMERCIAL CODE)

THIS MORTGAGE (this “Mortgage”) is made and entered into as of the          day of             , 200    , by and between

KNOLL, INC., a Delaware corporation whose address is 1235 Water St., P.O. Box 157, East Greenville, Pennsylvania 18041 (the “Borrower”); and

UBS AG, STAMFORD BRANCH, in its capacity as Administrative Agent (in such capacity, the “Administrative Agent”) for the lenders from time to time party to the Credit Agreement described herein (the “Lenders”) with a mailing address of 677 Washington Boulevard, Stamford, Connecticut 06901.

WHEREAS, the Borrower is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, the Borrower has requested that the Lenders provide a $500,000,000 credit facility to the Borrower; and

WHEREAS, the Lenders have agreed to make the requested credit facility available to the Borrower provided that, among other things, the Borrower executes and delivers this Mortgage.

W I T N E S S E T H:

The Borrower, in consideration of the Indebtedness (hereinafter defined) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, irrevocably grants, mortgages and warrants, remises, aliens, assigns and conveys to the Administrative Agent and the Administrative Agent’s successors and assigns, with power of sale, subject to the further terms of this Mortgage, all of the Borrower’s right, title and interest (thereunder or otherwise) in and to the following described land, real property interests, buildings, improvements, fixtures, furniture and appliances and other personal property including all accessions and additions thereto, all substitutions therefor and replacements and proceeds thereof and all reversions in and remainders of such property:

(a) All that tract or parcel of land and other real property interests in              County, [INSERT STATE] more particularly described in Exhibit A attached hereto and made a part hereof (the “Land”), and all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, and all right, title and interest, if any, of Borrower in and to any streets, ways, alleys, strips or gores of land adjoining the Land or any part thereof; and

(b) All buildings and improvements of every kind and description now or hereafter erected or placed on the Land (collectively, the “Improvements”) and all materials intended for construction, reconstruction, alteration and repair of such Improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the premises hereby conveyed immediately upon the delivery thereof to the Land, and all fixtures and articles of personal property now or hereafter owned by the Borrower and attached to or contained in or used in connection with the Land and Improvements including, but not limited to, all furniture, furnishings, apparatus, machinery, equipment, motors, elevators, fittings, radiators, ranges, refrigerators, awnings, shades, screens, blinds, carpeting, office equipment and other furnishings and all plumbing, heating, lighting, cooking, laundry, ventilating, refrigerating, incinerating, air conditioning and sprinkler equipment and fixtures and appurtenances thereto and all renewals or replacements thereof or articles in substitution thereof, whether or not the same are or shall be attached to the Land and Improvements in any manner (the “Tangible Personalty”), and all proceeds of the Tangible Personalty (hereinafter, the Land, Improvements and Tangible Personalty may be collectively referred to as the “Premises”).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, to the Administrative Agent and the Administrative Agent’s successors and assigns to secure the Indebtedness;

And, as additional security for the Indebtedness, the Borrower hereby conditionally assigns to the Administrative Agent all right, title and interest of the Borrower in and to the security deposits, rents, issues, profits, income and revenues of the Premises from time to time accruing (the “Rents and Profits”), including, but not limited to, all cash or securities deposited under any leases to secure performance by the tenants of their obligations thereunder, whether said cash or securities are to be held until the expiration of the terms of such leases or applied to one or more of the installments of rent coming due thereunder, reserving only the right to the Borrower to collect and enjoy the same as long as there shall exist no Event of Default (as defined in Article III).

As additional collateral and further security for the Indebtedness, the Borrower does hereby assign to the Administrative Agent and grants to the Administrative Agent a security interest in all of the right, title and interest of the Borrower in and to any and all insurance policies and proceeds thereof and any and all leases (including equipment leases), rental agreements, sales contracts, management contracts, franchise agreements, construction contracts, architects’ contracts, technical services agreements, or other contracts, licenses and permits now or hereafter affecting the Premises (the “Intangible Personalty”) or any part thereof, and the Borrower agrees to execute and deliver to the Administrative Agent such additional instruments, in form and substance reasonably satisfactory to the Administrative Agent, as may hereafter be reasonably requested by the Administrative Agent to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed as a consent by the Administrative Agent to any lease, rental agreement, management contract, franchise agreement, construction contract, technical services agreement or other contract, license or permit, or to impose upon the Administrative Agent any obligation with respect thereto. Notwithstanding the foregoing provisions, such assignment and grant of security interest contained herein shall not extend to, and the Intangible Personalty shall not include, any personalty which is now or hereafter held by the Borrower as licensee, lessee or otherwise, to the extent that (a) such personalty is not assignable or capable of being encumbered as a matter of law or under the terms of the license, lease or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law), without the consent of the licensor or lessor thereof or other applicable party thereto and (b) such consent has not been obtained; provided, however, that the foregoing assignment and grant of security interest shall extend to, and the Intangible Personalty shall include, any and all proceeds of such personalty to the extent that the assignment or encumbering of such proceeds is not so restricted under the terms of the license, lease or other agreement applicable thereto.

All the Tangible Personalty which comprises a part of the Premises shall, as far as permitted by law, be deemed to be affixed to the aforesaid Land and conveyed therewith. As to the balance of the Tangible Personalty and the Intangible Personalty, this Mortgage shall be considered to be a security agreement which creates a security interest in such items for the benefit of the Administrative Agent. In that regard, the Borrower grants to the Administrative Agent all of the rights and remedies of a secured party under the [INSERT STATE] Uniform Commercial Code. Borrower grants to Administrative Agent a security interest in all of the Tangible Personalty and Intangible Personalty.

The Borrower and the Administrative Agent covenant, represent and agree as follows:

ARTICLE I

Secured Obligations

1.1 Obligations Secured. The Administrative Agent and the Lenders have agreed to establish a $500,000,000 credit facility (hereinafter the loans and extensions of credit thereunder may be called the “Loans”) in favor of the Borrower pursuant to the terms of that certain Credit Agreement dated as of the date hereof among the Borrower, the Administrative Agent, GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent, [             ], as Documentation Agent, UBS SECURITIES LLC and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners and the Lenders (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Credit Agreement”; terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement). This Mortgage is given to secure the payment of all indebtedness and other obligations now or hereafter owing under the Notes, the Letters of Credit, the Credit Agreement, this Mortgage, the Guarantee and Collateral Agreement and the other Loan Documents from the Borrower to any Lender or the Administrative Agent, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, including without limitation, any liability arising under Hedging Agreements if and to the extent agreed to by a Loan Party in the documentation evidencing same and all obligations and liabilities incurred in connection with the collection and enforcement of the foregoing (collectively, the “Indebtedness”).

ARTICLE II

The Borrower’s Covenants, Representations and Agreements

2.1 Title to Property. The Borrower represents and warrants to the Administrative Agent that (i) it is the owner of the Land, the Improvements, the Tangible Personalty, and has the right to convey the same, (ii) that as of the date hereof title to such property is free and clear of all encumbrances except for the matters shown on the title insurance policy accepted by the Administrative Agent in connection with this Mortgage (the “Permitted Encumbrances”) and the Liens permitted under Section 6.2 of the Credit Agreement (the “Permitted Liens”), and (iii) while any Indebtedness remains outstanding, it will warrant and defend the title to such property except for the Permitted Encumbrances and the Permitted Liens against the claims of all Persons. As to the balance of the Premises, the Rents and Profits and the Intangible Personalty, the Borrower represents and warrants that it has title to such property, that title as of the date hereof to such property is free and clear of all encumbrances except for the Permitted Encumbrances and the Permitted Liens, that it has the right, power and authority to convey such property and that, while any Indebtedness remains outstanding, it will warrant and defend such property except for the Permitted Encumbrances and the Permitted Liens against the claims of all Persons. This Mortgage creates a valid, enforceable first priority lien and security interest against the Premises, the Rents and Profits and the Intangible Personalty and all proceeds thereof, subject in all cases to Permitted Encumbrances, Permitted Liens and applicable bankruptcy and debtor-creditor law, as well as general principles of equity.

2.2 Taxes and Fees. The Borrower will pay all taxes, general and special assessments, insurance premiums, permit fees, inspection fees, license fees, water and sewer charges, franchise fees and equipment rents and any other charges or fees against it or the Premises (and the Borrower, upon request of the Administrative Agent, will submit to the Administrative Agent receipts evidencing said payments) in accordance with Section 5.3 of the Credit Agreement.

2.3 Reimbursement. Subject to the Borrower’s right to contest as set forth in, and the other terms of and exceptions contained in, the Credit Agreement, the Borrower agrees that if it shall fail to pay on or before the date that the same become delinquent any tax, assessment or charge levied or assessed against the Premises or any utility charge, whether public or private, or any insurance premium or if it shall fail to procure the insurance coverage and the delivery of the insurance certificates required hereunder, or if it shall fail, beyond any applicable notice and cure periods provided herein, to pay any other charge or fee described in Sections 2.2, 2.3 or 2.6 hereof, then the Administrative Agent, at its option, may pay or procure the same and will give the Borrower prompt notice of any such expenditures. The Borrower will reimburse the Administrative Agent upon demand for any sums of money paid by the Administrative Agent pursuant to this Section, together with interest on each such payment at the default rate of interest provided in Section 2.7 of the Credit Agreement, and all such sums and interest thereon shall be secured hereby.

2.4 Additional Documents. The Borrower agrees to execute and deliver to the Administrative Agent, concurrently with the execution of this Mortgage and upon the request of the Administrative Agent from time to time hereafter, all financing statements and other documents reasonably required to perfect and maintain the security interest created hereby. The

Borrower hereby irrevocably (as long as any Loans or Letters of Credit remain outstanding or the Commitments have not been terminated) makes, constitutes and appoints the Administrative Agent as the true and lawful attorney of the Borrower to sign the name of the Borrower on any financing statement, continuation of financing statement or similar document required to perfect or continue such security interests upon the occurrence and during the continuation of an Event of Default.

2.5 Sale or Encumbrance. Except as permitted by the Credit Agreement, the Borrower covenants and agrees with the Administrative Agent that the Borrower shall not sell, transfer, convey, mortgage, encumber or otherwise dispose of the Premises, the Rents and Profits or the Intangible Personalty or any part thereof or any interest therein or engage in subordinate financing with respect thereto during the term of this Mortgage without the prior written consent of the Administrative Agent. In the event the Borrower sells, assigns, mortgages, gives or otherwise disposes of any of the Tangible Personalty in contravention of the foregoing sentence, the Administrative Agent’s security interest in the proceeds of the Tangible Personalty shall continue pursuant to this Mortgage.

2.6 Fees and Expenses. The Borrower will promptly pay upon demand any and all reasonable costs and expenses of the Administrative Agent, (a) as required under the provisions of the Credit Agreement and (b) as necessary to protect the Premises, the Rents and Profits or the Intangible Personalty or to exercise any rights or remedies under this Mortgage or with respect to the Premises, Rents and Profits or the Intangible Personalty. All of the foregoing costs and expenses shall be secured hereby.

2.7 Leases and Other Agreements. Without first obtaining on each occasion the written approval of the Administrative Agent, the Borrower shall not, except as permitted by the Credit Agreement, enter into, cancel, surrender or modify or permit the cancellation of any material lease (including any equipment lease), rental agreement, management contract, franchise agreement, construction contract, technical services agreement or other material contract, license or permit now or hereafter affecting the Premises, or modify any of said instruments, or accept or permit to be made, any prepayment (more than one month) of any installment of rent or fees thereunder. Certified copies of each such approved material lease or other material agreement shall be submitted to the Administrative Agent promptly upon request. The Borrower shall faithfully keep and perform, or cause to be kept and performed, in all material respects, all of the covenants, conditions, and agreements contained in each of said agreements, now or hereafter existing, on the part of the Borrower to be kept and performed (including performance of all covenants to be performed under any and all leases of the Premises or any part thereof) and shall at all times use commercially reasonable efforts to enforce, with respect to each other party to said agreements, all obligations, covenants and agreements by such other party to be performed thereunder.

2.8 Maintenance of Premises. Except as provided otherwise in the Credit Agreement, the Borrower will abstain from and will not permit the commission of waste in or about the Premises and will maintain, or cause to be maintained, the Premises in good condition and repair, reasonable wear and tear excepted. The failure of the Borrower to pay any taxes or assessments assessed against the Premises, or any installments thereof, or any premiums payable with respect to any insurance policy covering the Premises, shall constitute waste.

2.9 Maintenance of Rights of Way, Easements and Licenses. Borrower shall maintain all rights of way, easements, grants, privileges, licenses, certificates, permits, entitlements and franchises necessary for the use of the Premises and will not, without the prior written consent of Administrative Agent, not to be unreasonably withheld or delayed, consent to any public restriction (including any zoning ordinance) or private restriction as to the use of the Premises which restriction is reasonably likely to materially and adversely effect the current use of the Premises. Borrower shall comply in all material respects with all restrictive covenants affecting the Premises, and all zoning ordinances and other public or private restrictions as to the use of the Premises. A default under this Section will not constitute an Event of Default unless such default would have a Material Adverse Effect.

2.10 Replacement of Fixtures and Personalty. Except as permitted by the Credit Agreement, Borrower shall not, without the prior written consent of Administrative Agent, not to be unreasonably withheld, permit any of the Tangible Personalty to be removed at any time from the Land or Improvements, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and in either case, is replaced by an article of equal or better suitability and value, owned by Borrower subject to the liens and security interests of this Mortgage and the other Loan Documents, and free and clear of any other lien or security interest except such as may be first approved in writing by Administrative Agent. A default under this Section will not constitute an Event of Default unless such default would have a Material Adverse Effect.

2.11 Insurance.

(a) Types Required. The Borrower shall maintain insurance for the Premises as set forth in Section 5.2 of the Credit Agreement. In addition to the requirements set forth in Section 5.2 of the Credit Agreement, if any part of the Improvements is located in an area having “special flood hazards” as defined in the Federal Flood Disaster Protection Act of 1973, a flood insurance policy as may be required by law naming the Administrative Agent as mortgagee must be submitted to the Administrative Agent. The policy must be in such amount, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

(b) Use of Proceeds. All insurance proceeds received by the Borrower shall be applied as set forth in Section 5.2 of the Credit Agreement.

2.12 Eminent Domain. All proceeds or awards which may become due by reason of any condemnation or other taking for public use of the whole or any part of the Premises or any rights appurtenant thereto to which the Borrower is entitled shall be applied in the same manner the insurance proceeds are applied pursuant to Section 5.2of the Credit Agreement. The Borrower agrees to execute such further assignments and agreements as may be reasonably required by the Administrative Agent to assure the effectiveness of this Section. In the event any Governmental Authority shall require or commence any proceedings for the demolition of any buildings or structures comprising a part of the Premises, or shall commence any proceedings to condemn or otherwise take pursuant to the power of eminent domain a material portion of the Premises, the Borrower shall promptly notify the Administrative Agent of such requirement or commencement of proceeding (for demolition, condemnation or other taking).

2.13 Releases and Waivers. The Borrower agrees that no release by the Administrative Agent of any portion of the Premises, the Rents and Profits or the Intangible Personalty, no subordination of any Lien, no forbearance on the part of the Lenders or the Administrative Agent to collect on the Loans or Letters of Credit, or any part thereof, no waiver of any right granted or remedy available to the Administrative Agent and no action taken or not taken by the Administrative Agent shall in any way have the effect of releasing the Borrower from full responsibility to the Lenders and the Administrative Agent for the complete discharge of each and every of the Borrower’s obligations hereunder.

2.14 Compliance with Law. Except as otherwise permitted in the Credit Agreement, the Borrower will comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental authorities in respect of the ownership of the Premises (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls).

2.15 Inspection. Except as otherwise permitted in the Credit Agreement, the Borrower will permit the Administrative Agent, or its agents, at all reasonable times during regular business hours and with advance prior notice to enter and pass through or over the Premises for the purpose of inspecting same; provided, however, prior to an Event of Default inspections shall be at reasonable times during the Administrative Agent’s normal business hours.

ARTICLE III

Event of Default

An Event of Default shall exist under the terms of this Mortgage upon the existence of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1 Rights and Remedies of Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, at its option and notwithstanding any contrary provisions in the Loan Documents, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever, do one or more of the following:

(a) Administrative Agent may declare the entire unpaid principal balance of the Indebtedness, together with all interest thereon, to be due and payable immediately.

(b) Administrative Agent may (i) institute and maintain an action of mortgage foreclosure against the Premises and the interests of Borrower therein, (ii) institute and maintain an action on any instruments evidencing the Indebtedness or any portion thereof, and (iii) take such other action at law or in equity for the enforcement of any of the Loan Documents as the law may allow, and in each such action Administrative Agent shall be entitled to all costs of suit and attorney fees.

(c) Administrative Agent may, in its sole and absolute discretion, and without releasing Borrower or any other obligor or guarantor from any obligation under any of the Loan Documents and without waiving any Event of Default: (i) collect any or all of the Rents and Profits, including any Rents and Profits past due and unpaid, (ii) perform any obligation or exercise any right or remedy of Borrower under any lease, or (iii) enforce any obligation of any tenant of any of the Premises. Administrative Agent may exercise any right under this subsection (c) whether or not Administrative Agent shall have entered into possession of any of the Mortgaged Property, and nothing herein contained shall be construed as constituting Administrative Agent a “mortgagee in possession”, unless Administrative Agent shall have entered into and shall continue to be in actual possession of the Premises.

(d) Borrower hereby authorizes and directs each and every present and future tenant of any of the Premises to pay all Rents and Profits directly to Administrative Agent and to perform all other obligations of that tenant for the direct benefit of Administrative Agent, as if Administrative Agent were the landlord under the lease with that tenant, immediately upon receipt of a demand by Administrative Agent to make such payment or perform such obligations. Borrower hereby waives any right, claim or demand it may now or hereafter have against any such tenant by reason of such payment of Rents and Profits or performance of obligations to Administrative Agent, and any such payment or performance to Administrative Agent shall discharge the obligations of the tenant to make such payment or performance to Borrower. Borrower shall indemnify Administrative Agent and hold Administrative Agent harmless from and against any and all claims, liability, damage, cost and expense (including attorney’s fees) which may be asserted against or incurred by Administrative Agent by reason of any obligations of Borrower to perform any provision of any lease. Administrative Agent may apply the Rents and Profits received by Administrative Agent to the payment of any one or more of the following, in such order and amounts as Administrative Agent, in its sole discretion, may elect, whether or not the same be then due: the Indebtedness, liens on any of the Premises, impositions, claims, insurance premiums, other carrying charges, invoices of persons who at any time have supplied goods or services to or for the benefit of any of the Premises, and all other costs and expenses of maintenance, repair, restoration, management, operation, ownership, use, leasing, occupancy, protection, security, insurance, alteration or improvement of any of the Premises, costs of enforcing Administrative Agent’s rights under the Loan Documents, including any foreclosure sale hereunder, and including all attorneys fees and costs. Administrative Agent may, in its sole discretion, determine the method by which, and extent to which, the Rents and Profits will be collected and obligations of tenants enforced; and Administrative Agent may waive or fail to perform or enforce any provision of any lease. Administrative Agent shall not be accountable for any Rents and Profits or other sums it does not actually receive. Borrower hereby appoints Administrative Agent as its attorney-in-fact effective upon an Event of Default to perform all acts which Borrower is required or permitted to perform under any and all leases.

(e) Administrative Agent may, without releasing Borrower or any obligor or guarantor of any of the Indebtedness from any obligations under any of the Loan Documents and without waiving any Event of Default, enter upon and take possession of the Premises or any portion thereof, with or without legal action and by force if necessary, or have a receiver appointed without proof of depreciation or inadequacy of the value of the Premises, the insolvency of Borrower, or any other proof. Administrative Agent or said receiver may manage and operate the Premises, make, cancel, enforce or modify the leases or any of them, obtain and evict tenants, establish or change the amount of any Rents and Profits, and perform any acts and advance any sums which Administrative Agent deems proper to protect the security of this Mortgage, all such sums to be payable on demand, together with interest thereon at the default rate specified in Section 2.7 of the Credit Agreement, from the date of such demand, and such sums and interest to be secured by this Mortgage.

(f) Administrative Agent may take possession of the Premises or any portion thereof, and may use and deal with the same to the same extent as Borrower is entitled to so do and may sell the same pursuant to law and exercise such other rights and remedies with respect to the same as may be provided by law, and file such continuation statements which it deems desirable.

4.2 Application of Proceeds. Unless otherwise provided for in the Credit Agreement or required by applicable law, the proceeds of any sale of, and the Rents and Profits and other amounts generated by the holding, leasing, management, operation or other use of, the Premises, shall be applied by Administrative Agent (or the receiver if one is appointed) in the following order:

(a) to the payment of the costs and expenses actually incurred by Administrative Agent in taking possession of the Premises and of holding, using, leasing, repairing, improving and selling the same, including, without limitation: (1) receiver’s reasonable fees and expenses, (2) court costs, (3) reasonable attorneys’ and accountants’ fees and expenses, (4) costs of advertisement, and (5) the payment of all ground rent, real estate taxes and assessments, except any taxes, assessments or other charges subject to which the Premises shall have been sold;

(b) to the payment of all amounts (including interest), other than the unpaid principal balance of the Loans and accrued but unpaid interest, which may be due to Administrative Agent under the Loan Documents;

(c) to the payment of the Obligations and performance of the Covenants under the Loan Documents in such manner and order of preference as Administrative Agent in its sole discretion may determine; and

(d) the balance, if any, to such persons as are legally entitled thereto.

ARTICLE V

Additional Rights and Remedies of the Administrative Agent

5.1 Rights Upon Maturity or an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, immediately and without notice and without liability therefor to the Borrower and to the extent permitted by law, except for its own gross negligence or willful misconduct, may do or cause to be done any or all of the following: (a) take physical possession of the Premises; (b) exercise its right to collect the Rents and Profits; (c) enter into contracts for the completion, repair and maintenance of the Improvements thereon; (d) expend Loan funds and any rents, income and profits derived from the Premises for payment of any taxes, insurance premiums, assessments and charges for completion, repair and maintenance of the Improvements, preservation of the lien of this Mortgage and satisfaction and fulfillment of any liabilities or obligations of the Borrower arising out of or in any way connected with the construction of Improvements on the Premises whether or not such liabilities and obligations in any way affect, or may affect, the lien of this Mortgage; (e) enter into leases demising the Premises or any part thereof; (f) take such steps to protect and enforce the specific performance of any covenant, condition or agreement in the Notes, this Mortgage, the Credit Agreement, or the other Loan Documents, or to aid the execution of any power herein granted; and (g) generally, supervise, manage, and contract with reference to the Premises as if the Administrative Agent were equitable owner of the Premises. The Borrower also agrees that any of the foregoing rights and remedies of the Administrative Agent may be exercised at any time independently of the exercise of any other such rights and remedies, and the Administrative Agent may continue to exercise any or all such rights and remedies until the Event(s) of Default are cured or waived with the consent of the Required Lenders or the Lenders (as required by the Credit Agreement) or until foreclosure and the conveyance of the Premises or until the Loans and Letters of Credit and the other Indebtedness are otherwise satisfied or paid in full and the Commitments are terminated.

5.2 Appointment of Receiver. If upon the maturity of any of the Loans or Letters of Credit or any other amounts or obligations under the Loan Documents, the same remain unpaid, or upon the occurrence and during the continuance of an Event of Default, the Administrative Agent as a matter of right and without notice to Borrower shall be entitled to the appointment of a receiver or receivers for all or any part of the Premises, to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Indebtedness, whether such receivership be incident to a proposed sale (or sales) of such property or otherwise, and without regard to the value of the Premises or the solvency of any Person or Persons liable for the payment of the indebtedness secured hereby, and the Borrower does hereby irrevocably consent to the appointment of such receiver or receivers, waives any and all defenses to such appointment, and agrees not to oppose any application therefor by Administrative Agent. Nothing herein is to be construed to deprive the Administrative Agent of any other right, remedy or privilege it may have under the law to have a receiver appointed. Any money advanced by the Administrative Agent in connection with any such receivership shall be a demand obligation (which obligation the Borrower hereby promises to pay) owing by the Borrower to the Administrative Agent pursuant to this Mortgage.

5.3 Waivers. No waiver of any Event of Default shall at any time thereafter be held to be a waiver of any rights of the Administrative Agent stated anywhere in the Notes, this Mortgage, the Credit Agreement or any of the other Loan Documents, nor shall any waiver of a prior Event of Default operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, in the Notes, in the Credit Agreement and in the other Loan Documents are cumulative and may, at the election of the Administrative Agent, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4 Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Borrower or the Borrower’s heirs, devises, representatives, successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5 Marshaling. The Borrower hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Administrative Agent of any other rights and remedies hereunder, any right otherwise available in respect to marshaling of assets which secure the Loans and Letters of Credit and any other Indebtedness or to require the Administrative Agent to pursue its remedies against any other such assets.

ARTICLE VI

General Conditions

6.1 Terms. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their heirs, successors and assigns. The term “Lender” shall include any of the Persons identified as a “Lender” on the signature pages to the Credit Agreement, and any Person which may become a Lender by way of assignment in accordance with the terms of the Credit Agreement, together with their successors and assigns.

6.2 Notices. All notices and other communications required to be given hereunder shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth below, or at such other address as such party may specify by written notice to the other parties hereto.

to the Borrower:

Knoll, Inc.

1235 Water Street

East Greenville, Pennsylvania 18041

Attention: Barry McCabe

Fax: (215) 679-1525

with copies to:

Warburg, Pincus Ventures, L.P.

Warburg Pincus Private Equity VIII, L.P.

Warburg Pincus International Partners, L.P.

466 Lexington Avenue, 10th Floor

New York, New York 10017

Attention: Jeffrey Harris, James Neary and James Chin

Fax: (212) 878-6139

and:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Attention: William E. Hiller, Esq.

Fax: (212) 728-8111

to the Administrative Agent:

UBS AG, STAMFORD BRANCH

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Vladimira Holeckova

Fax: (203) 719-4176

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4802

Attention: Christopher Plaut, Esq.

Fax: (212) 751-4864

6.3 Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4 Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5 Conflicting Terms. In the event the terms and conditions of this Mortgage conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts.

6.6 GOVERNING LAW. This Mortgage shall be governed by and construed in accordance with the internal law of the State of New York as provided in Section 9.7 of the Credit Agreement; provided, however, that the provisions of this Mortgage relating to the creation, perfection and enforcement of the lien and security interest created by this Mortgage in respect of the Premises and the exercise of each remedy provided hereby, including the power of foreclosure procedures set forth in this Mortgage, shall be governed by and construed in accordance with the internal law of the state where the Premises is located. In the event of a conflict between the laws of the State of New York and the internal law with respect to creation, perfection and enforcement of the lien and security interest created by this Mortgage, the laws of the state in which the Premises is located shall govern.

6.7 WAIVER OF JURY TRIAL. BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS MORTGAGE OR ANY OTHER LOAN DOCUMENT, OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR EITHER OF THEM IN RESPECT OF THIS INSTRUMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS MORTGAGE WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.8 WRITTEN AGREEMENT.

(a) THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE ADMINISTRATIVE AGENT SHALL BE DETERMINED SOLELY FROM THIS WRITTEN MORTGAGE AND THE OTHER LOAN DOCUMENTS, AND ANY PRIOR ORAL OR WRITTEN AGREEMENTS BETWEEN THE ADMINISTRATIVE AGENT AND THE BORROWER CONCERNING THE SUBJECT MATTER HEREOF AND OF THE OTHER LOAN DOCUMENTS ARE SUPERSEDED BY AND MERGED INTO THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS.

(b) THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS MAY NOT BE VARIED BY ANY ORAL AGREEMENTS OR DISCUSSIONS THAT OCCUR BEFORE, CONTEMPORANEOUSLY WITH, OR SUBSEQUENT TO THE EXECUTION OF THIS MORTGAGE OR THE OTHER LOAN DOCUMENTS.

(c) THIS WRITTEN MORTGAGE AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENTS BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower has executed this Mortgage under seal as of the above written date.

KNOLL, INC., a Delaware corporation

By:
Name:
Title:

STATE OF

COUNTY OF

The foregoing instrument was acknowledged before me this      day of                     , 200   by                 , the                                  of Knoll, Inc., a Delaware corporation, on behalf of the corporation.

Name:

Notary Public

My Commission Expires:

Drafted By and Return To:

Dara Denberg

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4802

Exhibit A

EXHIBIT G

                            , 2004

UBS AG, Stamford Branch,

as Administrative Agent

677 Washington Boulevard

Stamford, Connecticut 06901

The Lenders, Agents and Arrangers

referred to herein

c/o UBS AG, Stamford Branch

Ladies and Gentlemen:

We have acted as counsel to:

(a)	Knoll, Inc., a Delaware corporation (the “Borrower”),

(b)	Knoll Overseas, Inc., a Delaware corporation (“Knoll Overseas”, and the Borrower and Knoll Overseas are collectively called the “Delaware Loan Parties”), and

(c)	Spinneybeck Enterprises, Inc., a New York corporation (“Spinneybeck”, and Knoll Overseas and Spinneybeck are each herein called a “Guarantor”),

in connection with (i) the Credit Agreement dated as of September 30, 2004 (the “Credit Agreement”), among the Borrower, various financial institutions, as Lenders (the “Lenders”), UBS AG, Stamford Branch, as Administrative Agent (“UBS” and, in such capacity, the “Administrative Agent”), the other Agents named therein (each, an “Agent”), and the Arrangers named therein (each, an “Arranger”), (ii) the Guarantee and Collateral Agreement dated as of September 30, 2004 (the “Guarantee and Collateral Agreement”), by the Borrower and the Guarantors in favor of the Administrative Agent, (iii) the Mortgage dated as of the date hereof (the “Muskegon Mortgage”), executed by the Borrower in favor of the Administrative Agent relating to property in Muskegon County, Michigan, (iv) the Mortgage dated as of the date hereof (the “Kent Mortgage”), executed by the Borrower in favor of the Administrative Agent relating to property in Kent County, Michigan, and (v) the Mortgage and Security Agreement dated as of the date hereof (the “Pennsylvania Mortgage”, and the Pennsylvania Mortgage, the Muskegon Mortgage and the Kent Mortgage are collectively herein called the “Mortgages”), executed by the Borrower in favor of the Administrative Agent relating to property in the

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Commonwealth of Pennsylvania. This letter is being delivered to you pursuant to Section 4.2(a)(i) of the Credit Agreement.

Capitalized terms not otherwise defined in this letter are used as defined in the Credit Agreement. As used herein, “Loan Parties” refers to the Borrower and the Guarantors.

In connection with this letter, we have examined copies of:

1.	the Credit Agreement,

2.	the Guarantee and Collateral Agreement,

3.	the Copyright Security Agreement dated as of September 30, 2004 (the “Knoll Copyright Security Agreement”), by the Borrower in favor of the Administrative Agent for the benefit of the Lenders,

4.	the Trademark Security Agreement dated as of September 30, 2004 (the “Knoll Trademark Security Agreement”), by the Borrower in favor of the Administrative Agent for the benefit of the Lenders,

5.	the Patent Security Agreement dated as of September 30, 2004 (the “Knoll Patent Security Agreement” and, together with the Knoll Copyright Security Agreement and the Knoll Trademark Security Agreement, the “Knoll IP Security Agreements”), by the Borrower in favor of the Administrative Agent for the benefit of the Lenders,

6.	the Trademark Security Agreement dated as of September 30, 2004 (the “Spinneybeck Trademark Security Agreement” and, together with the Knoll IP Security Agreements, the “IP Security Agreements”), by Spinneybeck in favor of the Administrative Agent for the benefit of the Lenders,

7.	the Deposit Account Control Agreement dated as of September 30, 2004, among Wachovia Bank, National Association, as depositary bank, the Borrower and the Administrative Agent,

8.	the Syndication Letter, dated September 1, 2004, among Knoll, UBS Loan Finance LLC, UBS Securities LLC and Goldman Sachs Credit Partners L.P.,

9.	the Mortgages,

10.	the forms of promissory notes (the “Notes”) which may be issued by the Borrower pursuant to Section 2.4(e) of the Credit Agreement,

11.	the respective certificates of incorporation or articles of incorporation (the “Charters”) of the Borrower and Knoll Overseas each certified by the Secretary of State of the State of

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Delaware and of Spinneybeck certified by the Secretary of State of the State of New York,

12.	resolutions of the respective boards of directors of the Loan Parties (the “Resolutions”),

13.	certificates of the Secretary of State of the State of Delaware as to the existence and good standing of the Borrower and Knoll Overseas (the “Delaware Good Standing Certificates”) and of the State of New York as to the existence of Spinneybeck (the “New York Good Standing Certificate”),

14.	the UCC-1 financing statement (the “Spinneybeck Financing Statement”) naming the Spinneybeck as debtor and UBS, as administrative agent, as secured party to be filed with the Secretary of State of the State of New York,

15.	the UCC-1 financing statement (the “Borrower Financing Statement”) naming the Borrower as debtor and UBS, as administrative agent, as secured party to be filed with the Secretary of State of the State of Delaware, and

16.	the UCC-1 financing statement (the “Knoll Overseas Financing Statement”) naming Knoll Overseas as debtor and UBS, as administrative agent, as secured party to be filed with the Secretary of State of the State of Delaware.

The foregoing agreements referred to in clauses (1) through (7) above are hereinafter collectively referred to as the “Loan Documents” and the Loan Documents, the Notes and the Mortgages are collectively called the “Operative Documents”.

In our examination, we have assumed:

(i)	the genuineness of all signatures of all parties other than the signatures of the Loan Parties,

(ii)	the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies,

(iii)	the due authorization of all documents and agreements by all parties thereto other than the Loan Parties and the execution and delivery of all documents and agreements by all parties other than the Loan Parties,

(iv)	the legal right and power of all such parties other than the Loan Parties under all applicable laws and regulations to enter into, execute and deliver such agreements and documents,

September 30, 2004

(y)	the legality, validity and enforceability of the Operative Documents against the parties thereto other than the Loan Parties, and

(z)	that the Notes, when executed and delivered, will be in the form reviewed by us.

As to questions of fact material to the opinions expressed in this letter, we have, when relevant facts were not independently established by us, relied upon representations of the Loan Parties and their respective officers made in or pursuant to the Operative Documents and of public officials.

As used herein, the term “Applicable Laws” means the federal laws of the United States of America and the laws of the State of New York which, in our experience, are normally applicable to transactions of the type contemplated by the Operative Documents and the General Corporation Law of the State of Delaware. The term “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to the Applicable Laws.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

1.	Each Delaware Loan Party is a corporation validly existing and in good standing under the laws of the State of Delaware, based on our review of the applicable Charters and the Delaware Good Standing Certificates. Spinneybeck is a corporation validly existing under the laws of the State of New York, based on our review of the applicable Charter and the New York Good Standing Certificate. Each Loan Party has all requisite corporate power and authority to own, operate and encumber its property and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by each of the Operative Documents to which it is a party.

2.	Each Loan Party has the requisite corporate power and authority to execute and deliver the Operative Documents to which it is a party and to perform its respective obligations under each such Operative Document and, in the case of the Borrower, to borrow under the Credit Agreement. The execution and delivery by each Loan Party of the Operative Documents to which it is a party and the performance by each such person of its respective obligations under each Loan Document have been duly authorized by all necessary corporate action of such person.

3.

Each of the Operative Documents (other than the Notes) to which any Loan Party is a party have been duly executed and delivered on behalf of such person. Each of the Loan Documents (other than the Notes) to which any Loan Party is a party constitutes a legal, valid and binding obligation of such person, enforceable against such person in accordance with its terms. The Notes, when executed and delivered by the Borrower,

September 30, 2004

will constitute the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms.

4.	The execution, delivery and performance by each Loan Party of the Operative Documents to which such person is a party do not and will not (i) violate the Charter, bylaws or other constituent documents of such person, (ii) violate any provision of the Applicable Laws binding on such person or any order or decree thereunder of which we have knowledge of any court or government agency or instrumentality binding upon such person, (iii) result in a breach of, or give rise to a default under or to any right to require prepayment, repurchase or redemption of any obligation under any contractual obligation known to us that is material to the Borrower and its subsidiaries taken as a whole to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Loan Party, other than Liens contemplated by the Loan Documents, or (v) require any approval of any stockholder of such Loan Party which has not been obtained.

5.	The execution, delivery and performance by each Loan Party of the Operative Documents to which such person is a party and the grant of the security interests under the Guarantee and Collateral Agreement do not and will not require any Governmental Approval, except (i) filings necessary to perfect, or to continue the perfection of, security interests in the Collateral, (ii) routine corporate filings required to be made after the date hereof to maintain good standing and to maintain or renew licenses and permits required for any Loan Party to operate their respective businesses in the ordinary course of business, (iii) supplements to the Guarantee and Collateral Agreement required therein in respect of certain collateral, including commercial tort claims and registered Copyrights, and (iv) Governmental Approvals required for the exercise by the Administrative Agent and the Lenders of their rights and remedies under the Loan Documents.

6.	Neither the Borrower nor any Guarantor is (i) an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (ii) a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, within the meaning of, or is otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended. The making of Loans under the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement will not violate Regulations T, U or X of the Board of Governors of the Federal Reserve Board.

7.

The Guarantee and Collateral Agreement creates valid and enforceable security interests, as security for the Obligations, in favor of the Administrative Agent for the benefit of the Secured Parties in those items and types of Collateral (as such term is defined in the Guarantee and Collateral Agreement) specified therein in which a security interest may be created under Article 9 of the New York Uniform Commercial Code, as in effect on

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the date hereof (the “NYUCC”) (such collateral being herein called the “Covered Collateral”).

8.	The security interests created in favor of the Administrative Agent for the benefit of the Secured Parties in the shares of Equity Interests listed in Schedule II of the Guarantee and Collateral Agreement (the “Pledged Shares”) and in the promissory notes evidencing intercompany Indebtedness listed in Schedule II of the Guarantee and Collateral Agreement (the “Pledged Notes”) pursuant to the Guarantee and Collateral Agreement will be perfected by the Administrative Agent taking possession in the State of New York of the stock certificates evidencing such Pledged Shares, together with stock powers executed in blank, and the Pledged Notes, together with instruments of transfer endorsed in blank, and, if the Administrative Agent obtains such perfected security interest without “notice of an adverse claim” (as defined in Section 8-105 of the NYUCC) and, in the case of the Pledged Notes, if such notes constitute “securities” (as defined in Section 8-102 of the NYUCC), the Administrative Agent will obtain such security interest free of any such “adverse claim” (as defined in Section 8-102 of the NYUCC).

9.	Upon the filing of the IP Security Agreements in the United States Patent and Trademark Office and the United States Copyright Office, the Administrative Agent for the benefit of the Secured Parties will have a valid and perfected security interest in the Copyright Collateral, Trademark Collateral or Patent Collateral (as applicable and as defined in the applicable IP Security Agreement) to the extent federal law is applicable thereto.

10.	The Spinneybeck Financing Statement is in proper form for filing under the NYUCC. Upon the filing of the Spinneybeck Financing Statements in the office of the Secretary of State of the State of New York, the Administrative Agent for the benefit of the Lenders will have a perfected security interest in the Covered Collateral in which a security interest may be perfected through the filing of financing statements under Article 9 of the NYUCC. We note that subsequent filings or recordings under the NYUCC will be necessary to preserve and maintain the perfection of such security interest to the extent such security interest is perfected by the filing of the Spinneybeck Financing Statement, including, without limitation, filings required by Section 9-301, 9-315(d), 9-316, 9-507, 9-508 and 9-515 of the NYUCC.

11.

The Borrower Financing Statement is in proper form for filing under the Delaware Uniform Commercial Code (the “Delaware UCC”). Upon the filing of the Borrower Financing Statement in the office of the Secretary of State of the State of Delaware, the Administrative Agent for the benefit of the Lenders will have a perfected security interest in the Covered Collateral in which a security interest may be perfected through the filing of financing statements under Article 9 of the Delaware UCC. The Knoll Overseas Financing Statement is in proper form for filing under the Delaware UCC. Upon the filing of the Knoll Overseas Financing Statement in the office of the Secretary of State of the State of Delaware, the Administrative Agent for the benefit of the Lenders

September 30, 2004

will have a perfected security interest in the Covered Collateral in which a security interest may be perfected through the filing of financing statements under Article 9 of the Delaware UCC. We note that subsequent filings or recordings under the Delaware UCC will be necessary to preserve and maintain the perfection of such security interests to the extent such security interests are perfected by the filing of such Financing Statements, including, without limitation, filings required by Section 9-301, 9-315(d), 9-316, 9-507, 9-508 and 9-515 of the Delaware UCC.

12.	To our knowledge, except as disclosed in the Credit Agreement, there are no actions, suits or proceedings at law or in equity by or before any arbitrator or Governmental Authority now pending or threatened against or affecting any Loan Party that involve or relate to any of the Operative Documents or the Transactions.

The foregoing opinions are subject to the following assumptions, qualifications and exceptions:

A.	We wish to point out that Sections 9-301 through 9-307 of the NYUCC provide certain rules for the perfection of security interests in multiple state transactions. Such rules provide that the law of jurisdictions other than those covered in the opinions expressed herein may govern the perfection of the security interests created by the Loan Documents and the effect of perfection or non-perfection.

B.	We note that the validity, perfection and enforceability of a security interest in after acquired property, money, or certain securities or instruments are subject to limitations under the Bankruptcy Code (including Section 552), and we express no opinion with respect thereto. We also note that the security interest in the proceeds of any Collateral may be subject to Section 9-315 of the NYUCC or the Delaware UCC. In addition, no opinion is expressed with respect to (i) security interests of the Administrative Agent in any insurance policy, other than “health-care-insurance receivables” (as defined in the NYUCC), (ii) security interests of the Administrative Agent in tort claims (other than commercial tort claims which are specifically identified in the Guarantee and Collateral Agreement), (iii) the perfection of any security interest, except as set forth in paragraphs 9, 10 and 11 above or (iv) any security interest in collateral described in Section 4.1(a)(xvi) of the Guarantee and Collateral Agreement as “property” generally. No opinion is expressed as to the enforceability of Section 2.7 of the Guarantee and Collateral Agreement.

C.	We call to your attention that in many cases where the NYUCC renders anti-assignment provisions contained in agreements, instruments or other documentation creating or evidencing collateral ineffective for the purposes of the creation, attachment or perfection of a security interest, the security interest is not enforceable against the account debtor or other person obligated under such agreement, instrument or other documentation.

September 30, 2004

D.	The opinions set forth in paragraphs 3 and 4 above are subject to (i) provisions of Section 9-615 of the NYUCC which limit the ability of a secured party to collect a deficiency from a “debtor” or “obligor” (including guarantors) in the event a sale of collateral is not conducted in a commercially reasonable manner or in the event of certain dispositions to the secured party or a person related to a secured party, (ii) provisions of any Loan Document which purport to define whether any disposition constitutes a commercially reasonable disposition and (iii) provisions of any Loan Document which purport to waive any rights of the Borrower or any other obligor or duties of any Secured Party, in violation of Section 9-602 of the NYUCC. We note that sales by the Administrative Agent or any other Secured Party under the Loan Documents of Collateral constituting securities under applicable federal or state securities laws require compliance with such laws or an exemption therefrom.

E.	The opinions expressed in paragraph 3 above are qualified (i) by the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be brought and (iii) insofar as proceedings therefore may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including principles of commercial reasonableness and an implied covenant of good faith and fair dealing. Such principles of equity are of general application, and in applying such principles, a court, among other things, might not allow a creditor to accelerate the maturity of a debt, to realize upon any security for the payment of such debt upon the occurrence of a default deemed immaterial, or to exercise any right of set-off with respect to debt which is neither matured nor accelerated, or might decline to order the applicable Loan Party to specifically perform covenants. Insofar as provisions provide for indemnification, the enforcement thereof may be limited by public policy considerations. Such opinions are further subject to the qualification that certain remedial provisions of the Loan Documents are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of any Loan Document in which any such provision is included, and such Loan Documents contain adequate provisions for enforcing payment of the obligations thereunder and for the practical realization of the rights and benefits afforded thereby.

F.	When used in this letter, the phrases “known to us” and “to our knowledge” mean the current actual knowledge of attorneys within our firm who are actively involved in representing the Loan Parties in connection with the matters referred to herein.

G.

We express no opinion as to (i) whether any person has title to any Collateral, or, except as set forth in paragraph 8 above, as to the priority of any such security interest, (ii) any provisions of the Loan Documents insofar as they relate to (1) the subject matter

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jurisdiction of the federal courts to adjudicate any controversy relating to the Loan Documents, (2) the waiver of defenses and the waiver of inconvenient forum, (3) the waiver of the right to a jury trial, or (4) rights of set-off, (iii) any provisions of any Loan Document which purport to provide for a rate of interest after judgment, or (iv) the provisions of the last sentence of Section 5.1 of the Guarantee and Collateral Agreement and similar provisions in any other Loan Document. We have also assumed that none of the Covered Collateral consists of as-extracted collateral located in the State of Delaware or the State of New York or timber to be cut located in the State of Delaware or the State of New York or fixtures located in the State of Delaware or the State of New York or goods that are or are to become fixtures located in the State of Delaware or the State of New York.

H.	In connection with our opinion expressed in paragraph 4 above, we have assumed that Borrower will repay all amounts owing under the Existing Credit Agreement simultaneously with or prior to the incurrence of Indebtedness under the Credit Agreement.

I.	The opinions set forth in paragraphs 8, 10 and 11 above are limited to Articles 8 and 9 of the Delaware UCC or the NYUCC, as applicable. No opinion is given as to what law governs perfection or priority of the security interests granted in the Collateral covered by this letter.

This letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter may not be quoted, distributed or disclosed, except to your counsel, to participants or assignees or, to the extent necessary, to an applicable regulatory authority or pursuant to legal process, without our prior written consent.

This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof, including without limitation with respect to any action which may be required in the future to create a valid lien on after acquired property or to perfect or continue the perfection of any security interest, including after a change in the name, identity, corporate structure or location of any Loan Party.

We are members of the bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the Applicable Laws and, as to paragraph 11 above, the Delaware UCC (but not any regulations thereunder or judicial interpretations thereof) based upon the most recent compilation of the Delaware UCC contained in the Commerce Clearing House Secured Transactions Guide.

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No person or entity may rely or claim reliance upon this letter other than you and your permitted successors and assigns and the Lenders from time to time party to the Credit Agreement.

Very truly yours,